UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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GLADSTONE COMMERCIAL CORPORATION

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GLADSTONE COMMERCIAL CORPORATION
1521 Westbranch Drive, Suite 200
McLean, Virginia 22102
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 24, 2006
To the Stockholders of Gladstone Commercial Corporation:
      We are notifying you that the 2006 Annual Meeting of Stockholders of Gladstone Commercial Corporation will be held on Wednesday, May 24, 2006 at 11:00 a.m. local time at the Hilton McLean at 7920 Jones Branch Drive, McLean, VA 22102 for the following purposes:

1. To elect three directors to hold office until the 2009 Annual Meeting of Stockholders and one director to hold office until the 2008 Annual Meeting of Stockholders;

2. To approve an amended and restated investment advisory agreement with Gladstone Management Corporation and an administration agreement with Gladstone Administration, LLC;

3. To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006; and

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
      The Board of Directors has fixed the close of business on March 17, 2006 as the record date for determining the stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

Terry Brubaker
Secretary
McLean, Virginia
March 24, 2006
All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

GLADSTONE COMMERCIAL CORPORATION
1521 Westbranch Drive, Suite 200, McLean, Virginia 22102
PROXY STATEMENT
FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 24, 2006
TABLE OF CONTENTS

Questions and Answers	2
Proposal I
To elect three directors to hold office until the 2009 Annual Meeting of Stockholders and one director to hold office until the 2008 Annual Meeting of Stockholders	7
Proposal II
To approve an amended and restated investment advisory agreement with Gladstone Management Corporation and an administration agreement with Gladstone Administration, LLC	8
Proposal III
To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006	24
Our Management
Our Board of Directors and Executive Officers	25
Committees of the Board of Directors	28
Report of the Audit Committee	31
Report of the Compensation Committee	32
Compensation of Directors and Executive Officers	36
Additional Information
Security Ownership of Certain Beneficial Owners and Management	41
Performance Measurement Comparison	43
Certain Relationships and Related Transactions	43
Other Matters	45
Appendix A: Amended and Restated Investment Advisory Agreement	A-1
Appendix B: Administration Agreement	B-1

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
Why am I receiving these materials?
      We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Gladstone Commercial Corporation (which we may refer to in this proxy statement as “we,” “us,” or the “Company”) is soliciting your proxy to vote at the 2006 Annual Meeting of Stockholders. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. This proxy statement summarizes information that we are required to provide you under applicable U.S. Securities and Exchange Commission, or “SEC” rules, and is designed to provide information to assist you in your voting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.
      We will mail this proxy statement and accompanying proxy card on or about March 24, 2006 to all stockholders of record entitled to vote at the Annual Meeting.
When is the annual meeting and where will it be held?
      The Annual Meeting will be held on Wednesday, May 24, 2006, at 11:00 a.m. at the Hilton McLean at 7920 Jones Branch Drive, McLean, VA 22102.
What am I voting on?
      There are three proposals scheduled for a vote at the 2006 Annual Meeting of Stockholders, as follows:

• Proposal I:	To elect three directors to serve until the 2009 Annual Meeting of Stockholders and one director to serve until the 2008 Annual Meeting of Stockholders;

• Proposal II:	To approve an amended and restated investment advisory agreement with Gladstone Management Corporation and an administration agreement with Gladstone Administration, LLC; and

• Proposal III:	To approve the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.
How does the Board of Directors recommend I vote on the proposals?
      The Board of Directors recommends: (1) a vote “For” each of the nominees for election as director who are named as such in this proxy statement, (2) a vote “For” approval of the amended and restated investment advisory agreement with Gladstone Management Corporation and the administration agreement with Gladstone Administration, LLC, and (3) a vote “For” ratification of selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.
Who can vote at the annual meeting?
      Only stockholders of record at the close of business on March 17, 2006 will be entitled to vote at the Annual Meeting. On this record date, there were 7,672,000 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name
      If on March 17, 2006 your shares were registered directly in your name with our transfer agent, The Bank of New York, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank
      If on March 17, 2006 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
How do I vote?
      The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name
      If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
      If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.
What is a proxy?
      A proxy is a person who votes the shares of stock of another person who could not attend a meeting. The term “proxy” also refers to the proxy card. When you return the enclosed proxy card, you are giving us your permission to vote your shares of common stock at the Annual Meeting. The people who will vote your shares of common stock at the Annual Meeting are Harry Brill, our chief financial officer, or George Stelljes III, our executive vice president. They will vote your shares of common stock as you instruct, unless you return the proxy card and give no instructions. In this case, they will vote “For” all of the director nominees and in accordance with the recommendations of the Board of Directors or, in the absence of such a recommendation, in their discretion, for any other proposals to be voted upon. They will not vote your shares of common stock if you do not return the enclosed proxy card. This is why it is important for you to return the proxy card to us (or otherwise vote your shares) as soon as possible whether or not you plan on attending the meeting in person.
What does it mean if I receive more than one proxy card?
      If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

What if I return a proxy card but do not make specific choices?
      If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” Proposal I to elect all four nominees for director; “For” Proposal II to approve the amended and restated investment advisory agreement with the Gladstone Management Corporation and the administration agreement with Gladstone Administration, LLC; and “For” Proposal III to ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006. If any other matter is properly presented at the meeting, your proxy will vote your shares using his best judgment.
Can I change my vote after submitting my proxy?
      Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to Gladstone Commercial Corporation’s Secretary at 1521 Westbranch Drive, Suite 200, McLean, Virginia 22102.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
      If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
What is a quorum requirement?
      A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 7,672,000 shares outstanding and entitled to vote. Thus 3,836,001 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.
      Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.
How many votes are needed to approve each proposal?

• Proposal I:	To elect three directors to hold office until the 2009 Annual Meeting of Stockholders and one director to serve until the 2008 Annual Meeting of Stockholders, each nominee for election as a director must receive a “For” vote from the majority of shares present and entitled to vote, either in person or by proxy. Broker non-votes will have no effect.

• Proposal II:	To approve an amended and restated investment advisory agreement with Gladstone Management Corporation and an administration agreement with Gladstone Administration, LLC we must receive a “For” vote from the majority of shares present and voting. Abstentions and broker non-votes will have no effect.

• Proposal III:	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006, we must receive a “For” vote from the majority of shares present and voting. Abstentions and broker non-votes will have no effect.
How are votes counted?
      Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.
      If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions including the election of directors. On non-discretionary items, if any, for which you do not give your broker instructions, the shares will be treated as broker non-votes.
How can I find out the results of the voting at the annual meeting?
      Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2006.
Who is paying for this proxy solicitation?
      We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees and Georgeson Shareholder Communications Company may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but Georgeson will be paid its customary fee of approximately $6,500 plus out-of-pocket expenses for its basic solicitation services, which include review of proxy materials, dissemination of broker search cards, distribution of proxy materials, solicitation of ADP, brokers, banks and institutional holders, and delivery of executed proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
If I share my residence with another stockholder, how many copies of the Annual Report and Proxy Statement should I receive?
      The Securities and Exchange Commission has adopted a rule concerning the delivery of disclosure documents. The rule allows us to send a single set of any annual report, proxy statement, proxy statement combined with a prospectus, or information statement to any household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family. This procedure is referred to as “Householding.” This rule benefits both you and us. It reduces the volume of duplicate information received at your household and helps us reduce expenses. Each stockholder subject to Householding will continue to receive a separate proxy card or voting instruction card.
      We will deliver promptly, upon written or oral request, a separate copy of the Annual Report or Proxy Statement, as applicable, to a stockholder at a shared address to which a single copy of the document was previously delivered. If you received a single set of disclosure documents for this year, but you would prefer to receive your own copy, you may direct requests for separate copies to our Investor Relations Manager at 1521 Westbranch Drive, Suite 200, McLean, Virginia, 22102 or call our toll-free investor relations line at 1-866-366-5745. If you are a stockholder that receives multiple copies of our proxy materials, you may request Householding by contacting us in the same manner and requesting a householding consent.
What if I consent to have one set of materials mailed now, but change my mind later?
      Call or write to us to cancel the Householding instructions for yourself. You will then be sent a separate Annual Report and Proxy Statement within 30 days of receipt of your instruction.

The reason I receive multiple sets of materials is because some of the stock belongs to my children. What happens when they move out and no longer live in my household?
      When there is an address change for one of the members of the household, materials will be sent directly to the stockholder at his or her new address.
When are stockholder proposals due for next year’s annual meeting?
      To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by November 24, 2006, to our Secretary at the address set forth on the cover of this proxy statement. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so not later than the close of business on March 25, 2007 nor earlier than the close of business on February 23, 2007. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

PROPOSAL I
ELECTION OF DIRECTORS
      Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on our Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by our Board of Directors to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director’s successor is elected and qualified. This includes vacancies created by an increase in the number of directors.
      Our Board of Directors presently has nine members. There are three directors in the class whose term of office expires in 2006. Mr. Gerard Mead was elected by our Board of Directors in December 2005, based on the recommendation of the Ethics, Nominating and Corporate Governance committee of the Board of Directors, to fill a vacancy created by an increase in the number of directors whose terms expire in 2008. Although Mr. Mead’s directorship is not scheduled to be voted on by stockholders until the 2008 Annual Meeting, the Board of Directors deemed it in our best interests and in the best interests of our stockholders to give our stockholders the earliest possible opportunity to vote on Mr. Mead’s election. Each of the remaining nominees listed below was recommended to the Board of Directors by our CEO to fill a vacancy on the Board of Directors in August 2003 immediately prior to our initial public offering, and is standing for election by the stockholders for the first time. If elected at the Annual Meeting, each of these nominees would serve until the 2009 Annual Meeting (in the case of Mr. Mead, the 2008 Annual Meeting) and until his or her successor is elected and has qualified, or until the director’s death, resignation or removal.
Nominees for Election for a three-year term expiring at the 2009 Annual Meeting
      David A.R. Dullum. Mr. Dullum, age 58, has served as a director since August 2003. From 1995 to the present, Mr. Dullum has been a partner of New England Partners, a venture capital firm focused on investments in small and medium-sized business in the Mid-Atlantic and New England regions. From 1976 to 1990, Mr. Dullum was the managing general partner of Frontenac Company, a Chicago-based venture capital firm. Mr. Dullum is also a director of Gladstone Capital Corporation and Gladstone Investment Corporation. Mr. Dullum holds an MBA from Stanford Graduate School of Business and a BME from the Georgia Institute of Technology.
      Maurice W. Coulon. Mr. Coulon, age 63, has served as a director since August 2003. Since 2000, Mr. Coulon has been a private investor in real estate. From 1991 through his retirement in 2000, Mr. Coulon served as director of portfolio management for the Morgan Stanley Real Estate Fund. From 1980 to 1991, Mr. Coulon served as senior vice president of asset management for the Boston Company Real Estate Counsel, Inc. Mr. Coulon was a founder of the National Association of Real Estate Investment Managers and is a past president of the National Council of Real Estate Investment Fiduciaries. Mr. Coulon is also a director of Gladstone Capital Corporation and Gladstone Investment Corporation. Mr. Coulon holds an MBA from Harvard University and a BSE from the University of Missouri.
      Terry Lee Brubaker. Mr. Brubaker, age 62, has served as our chief operating officer, secretary and a director since our inception, and as president since our inception through April 2004, when he assumed the duties of vice chairman. Mr. Brubaker also serves as the vice chairman, chief operating officer and a director of Gladstone Management Corporation. Mr. Brubaker has served as the secretary and a director of Gladstone Capital Corporation since May 2001. He also served as president of Gladstone Capital Corporation from May 2001 through April 2004, when he assumed the duties of vice chairman. In March 1999, Mr. Brubaker founded and, until May 1, 2003, served as chairman of Heads Up Systems, a company providing processing industries with leading edge technology. From 1996 to 1999, Mr. Brubaker served as vice president of the paper group for the American Forest & Paper Association. From 1992 to 1995, Mr. Brubaker served as president of Interstate Resources, a pulp and paper company. From 1991 to 1992, Mr. Brubaker served as president of IRI, a radiation measurement equipment manufacturer. From 1981 to 1991, Mr. Brubaker held several management positions at James River Corporation, a forest and paper company, including vice president of strategic planning from 1981 to 1982, group vice president of the Groveton Group and Premium

Printing Papers from 1982 to 1990 and vice president of human resources development in 1991. From 1976 to 1981, Mr. Brubaker was strategic planning manager and marketing manager of white papers at Boise Cascade. Previously, Mr. Brubaker was a senior engagement manager at McKinsey & Company from 1972 to 1976. Prior to 1972, Mr. Brubaker was a U.S. Navy fighter pilot. Mr. Brubaker holds an MBA from the Harvard Business School and a BSE from Princeton University.
Nominee for Election for a two-year term expiring at the 2008 Annual Meeting
      Gerard Mead. Mr. Mead, age 62, has served as a director since December 2005. Mr. Mead is also the founder and chairman of Gerard Mead Capital Management, a firm which he founded in 2003 that provides investment management services to pension funds, endowments, insurance companies, and high net worth individuals. From 1966 to 2003 Mr. Mead was employed by the Bethlehem Steel Corporation, where he held a series of engineering, corporate finance and investment positions with increasing management responsibility. From 1987 to 2003 Mr. Mead served as chairman and pension fund manager of the Pension Trust of Bethlehem Steel Corporation and Subsidiary Companies. From 1972 to 1987 he served successively as investment analyst, director of investment research, and trustee of the Pension Trust, during which time he was also a corporate finance analyst and investor relations contact for institutional investors of Bethlehem Steel. Prior to that time Mr. Mead was a steel plan engineer. Mr. Mead is also a director of Gladstone Capital Corporation and Gladstone Investment Corporation. Mr. Mead holds an MBA from the Harvard Business School and a BSCE from Lehigh University.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF
EACH NAMED NOMINEE.
PROPOSAL II
APPROVAL OF AMENDED AND RESTATED INVESTMENT
ADVISORY AGREEMENT AND ADMINISTRATION AGREEMENT
      We are asking our stockholders to approve an amended and restated investment advisory agreement, or the “Proposed Agreement,” between us and Gladstone Management Corporation, who we refer to throughout this proxy statement as our “Adviser.” We desire to enter into the Proposed Agreement to provide what we consider to be more appropriate incentives to reward our management than those currently provided under our existing 2003 Equity Incentive Plan, as amended, or the “2003 Plan.” The Proposed Agreement provides for an annual base management fee equal to 2% of our total stockholders’ equity (less the recorded value of any preferred stock) and an incentive fee based on our funds from operations, or “FFO,” which would reward the Adviser if our quarterly FFO (before giving effect to any incentive fee) exceeds 1.75% (7% annualized) of our total stockholders’ equity (less the recorded value of any preferred stock). For additional information concerning the fees under the Proposed Agreement, see “The Proposed Agreement and the Administration Agreement — Advisory, Administrative and Incentive Fees.”
      We are also asking our stockholders to approve an administration agreement, referred to in this proxy statement as the “Administration Agreement,” with Gladstone Administration, LLC, or the “Administrator.” Currently, we have an Investment Advisory and Administrative Agreement with the Adviser, which we refer to in this proxy statement as the “Existing Agreement.” Under the Existing Agreement, the Adviser provides both advisory and administrative services to us. If Proposal II is approved, the administrative services currently performed by the Adviser under the Existing Agreement would be performed by the Administrator, a wholly-owned subsidiary of the Adviser, under the terms of the Administration Agreement.
      As explained in more detail below under “Considerations of Our Board of Directors,” our Board of Directors believes that the compensation structure under the Proposed Agreement, which provides for a fixed fee and an incentive fee, will be more likely to incentivize managers to accomplish long-term goals consistent with the best interests of our stockholders than the cost based advisory agreement and equity incentive structure currently provided under the Existing Agreement. In addition, a similar incentive structure is currently being used by our affiliate Gladstone Investment Corporation, and has been approved by the stockholders of our affiliate Gladstone Capital Corporation, which affiliates are also externally managed by our Adviser. We believe that the similarity of these fee structures and their emphasis on increasing earnings and payment of dividends to our stockholders will lead to greater management efficiency. Further, as similarly structured base management fees are being used by other externally managed real estate investment trusts, or “REITs,” the base management fee structure will also be familiar to analysts who evaluate our industry. In addition, as the use of incentive fees in lieu of equity incentive plans has become more predominant among our competitors, we believe that the proposed compensation structure will likely enable us and the Adviser to compete more effectively for the services of talented professionals.
      If our stockholders approve Proposal II, we will seek the agreement of the holders of outstanding options to terminate or exercise their outstanding options. We anticipate that we will seek such agreement through the delivery of a tender offer to our officers and directors and to the employees of the Adviser who hold outstanding options, who we refer to collectively as the “Optionees.” Any such tender offer would seek the agreement of the Optionees to amend the terms of their options by accelerating the expiration date of the options to December 31, 2006. In connection with seeking such agreement from the Optionees, we intend to accelerate the vesting of all unvested options held by the Optionees in full. We further expect that any such tender offer would be conditioned on its acceptance by all Optionees so that the vesting and termination provisions of all options would be amended uniformly in accordance with the terms of the offer. In the case that all of the Optionees accept the terms of such tender offer, any option holders who choose to exercise would be able to publicly resell their shares without restriction.
      Once all of the outstanding options are either exercised or terminated, we will terminate the 2003 Plan and would then enter into the Proposed Agreement with the Adviser and the Administration Agreement with the Administrator. As described in greater detail below, the combined fees payable under the Proposed Agreement (including incentive fees) and the Administration Agreement may be higher than those payable under the Existing Agreement. However, because of the termination of the 2003 Plan and the termination or exercise of all outstanding options, any future appreciation in our stock price would inure to our stockholders at large, rather than to the option holders, and our stockholders would no longer face the dilutive effect of options under the 2003 Plan.
      The same individuals who currently manage our portfolio would continue to manage our portfolio under the Proposed Agreement. Although our day-to-day operations and administration, record keeping and regulatory compliance functions would be provided separately under the Administration Agreement with Gladstone Administration, there is no expectation that our stockholders would notice any change or diminution in services because of this organizational separation.
      The Proposed Agreement and the Administration Agreement are attached as Appendices A and B, respectively, to this proxy statement. At a meeting of our Board of Directors held on January 10, 2006, the Board of Directors unanimously voted to approve the Proposed Agreement with the Adviser and the Administration Agreement with the Administrator.
      The affirmative vote of a majority of the votes cast at the meeting is required to approve Proposal II. Under our Bylaws, the vote of the holders of a “majority” means the vote of the holders of the more than 50% of the outstanding shares of our common stock present at the meeting or represented by proxy, if the holders of more than 50% of the outstanding shares of our common stock are present or represented by proxy.
Current Investment Advisory and Administrative Arrangements
      Under the Existing Agreement, the Adviser provides both advisory and administrative services to us. The Existing Agreement was approved by our Board of Directors on August 12, 2003, prior to our initial public offering. Under the Existing Agreement, we compensate our Adviser through reimbursement of our portion of the Adviser’s payroll, benefits and general overhead expenses, on the following bases:

•	Reimbursement on a dollar-for-dollar basis for all expenses incurred by our Adviser for our direct benefit (including, but not limited to organizational and offering expenses, legal, accounting, tax and consulting fees);

•	Reimbursement on a dollar-for-dollar basis for all additional fees charged by third parties that are directly related to our business (including, but not limited to real estate brokerage fees, mortgage placement fees, lease-up fees and transaction structuring fees);

•	Reimbursement for our pro rata share of our Adviser’s employee payroll and benefits expenses, on an employee-by-employee basis, based on the percentage of each employee’s time devoted to our matters.

•	Reimbursement for our pro rata portion of all other expenses of our Adviser, or “overhead expenses,” based on the percentage of total hours worked by our Adviser’s personnel that are spent on our matters. However, under the Existing Agreement we are only required to reimburse our Adviser for overhead if the amount of payroll and benefits expenses reimbursed to our Adviser, as described above, is less than 2.0% of our average invested assets. In such case, we will only be required to reimburse our Adviser for our share of its overhead expenses up to the point that overhead expenses and payroll and benefits expenses, on a combined basis, equal 2.0% of our average invested assets.
      Under the Existing Agreement, the Adviser provides the following services: (A) finds, evaluates, presents and recommends to us a continuing series of real estate opportunities consistent with our investment policies and objectives; (B) advises us and acts on our behalf with respect to the negotiation, acquisition, financing, refinancing, holding, leasing and disposition of real estate investments; (C) enters into contracts to purchase real estate and makes mortgage loans on our behalf in compliance with our investment procedures, objectives and policies, subject to approval of our Board of Directors, where required; and (D) provides us with all required records, and regular reports to our Board of Directors, concerning the Adviser’s efforts on our behalf.
      In addition to these advisory services, the Adviser also manages our day-to-day operations and administration, record keeping and regulatory compliance functions. The Adviser pays for all (i) costs and expenses incurred by it in rendering services to us, including salaries and other employee benefits of the Adviser’s employees who provide services to us, and (ii) the cost of office space, equipment, services and similar items required for our day-to-day operations. We are required to pay all of our operating expenses, except those borne by the Adviser. During the fiscal year ended December 31, 2005, we paid total fees of $2,118,040 to the Adviser under the Existing Agreement.
      If our stockholders approve Proposal II, the Proposed and Administration Agreements will go into effect on the later of: (i) January 1, 2007; or (ii) the first day of the first fiscal quarter beginning after the last of our outstanding stock options is either exercised or terminated. The Existing Agreement will terminate upon the effective date of the Proposed and Administration Agreements.
Our 2003 Equity Incentive Plan
      As discussed in more detail below, under the 2003 Plan, we have the ability to grant to our officers, directors and employees (including the officers, directors and employees of the Adviser) certain equity incentive awards, such as options to purchase our common stock. This equity incentive plan provides performance-based compensation to our officers and directors and to the employees of the Adviser, and has historically been the method by which we have sought to provide incentives to those personnel.
      Table 1 below shows certain information regarding all options granted to the Optionees who have served as our officers, directors or employees of us and our Adviser from our inception through December 31, 2005. The table shows the estimated total value to all individuals that have received option grants under the 2003 Plan. The values are derived from the assumptions set out below and are based on the guidelines prescribed by proxy rules adopted by the SEC for the purpose of valuing options when calculating executive compensation. These values are not the values used for financial accounting purposes.
      If our stock were to appreciate at the rates prescribed by the SEC rules for the life of the options, and the Optionees held their options until their expiration dates, exercised the options, and sold the acquired shares in the market, then the total amounts set forth in the table below would inure to the Optionees. The same result generally would occur if the Optionees exercised their options and held the underlying stock until the scheduled expiration dates of the options. To the extent that Optionees exercise their options and sell the underlying shares prior to the expiration dates of the options, a portion of this appreciation would inure to our stockholders at large.
      You should note that, as of December 31, 2005, a total of 30,000 of the options included in the table below had already been exercised by the Optionees, which has the effect of cutting off the potential future appreciation in the value of these options. Nevertheless, these Optionees continue to hold the shares acquired on such exercises and, as a result, continue to benefit from future appreciation in the value of our stock. Additionally, a total of 27,500 of the options included in the table below expired unexercised following the separation of three Optionees from employment with us, and therefore no value may be realized by those Optionees with respect to such options.
TABLE 1: OPTION GRANTS SINCE INCEPTION

				Potential Realizable Value at
	Number of	Average		Assumed Annual Rates of Stock Price
	Securities	Exercise or		Appreciation for Option Term(1)
	Underlying	Base Price	Expiration
Calendar Year of Grant	Options Granted	($/Share)	Year	5% ($)	10% ($)

2003	629,000	$15.00	2013	$5,943,242.89	$15,061,344.37
2004	280,000	$16.22	2014	$2,855,461.46	$7,236,299.98
2005	64,500	$15.47	2015	$627,501.63	$1,590,212.32
Total	973,500	$15.40	—	$9,426,205.98	$23,887,856.68

(1)	The potential realizable value is based on the term of the option at the time of its grant (10 years). It is calculated by assuming that the stock price on the date of the grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and the underlying shares sold on the last day of its term for the appreciated stock price. The amounts represent certain assumed rates of appreciation only, in accordance with the rules of the SEC, and do not reflect our estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of our common stock and no gain to the Optionee is possible unless the stock price increases over the option term.
      Table 2 below sets forth certain information regarding all options exercised since our inception, and options held as of December 31, 2005, by the Optionees. The table shows the aggregate value that has been realized upon such exercises by the Optionees since our inception, and the aggregate value of in-the-money options (i.e., options with exercise prices less than the market price) held by the Optionees as of December 31, 2005.
TABLE 2: AGGREGATE OPTION EXERCISES SINCE INCEPTION
AND AGGREGATE VALUE OF OPTIONS AT DECEMBER 31, 2005

Number of Securities
		Underlying		Value of Unexercised In-the-
		Unexercised Options		Money Options at December 31,
		at December 31, 2005		2005 ($)(2)
Value Realized
Shares Acquired on Exercise	($)(1)	Vested	Unvested	Vested	Unvested(3)

30,000	$47,500	744,250	171,750	$893,127.50	$111,892.50

(1)	Value realized is calculated at the closing market price on the date of exercise, net of option exercise price, but before any tax liabilities or transaction costs.

(2)	The value of unexercised options is calculated at the closing market price on December 31, 2005 less the exercise price. “In-the-money” options are those with an exercise price that is less than the closing market price on December 31, 2005.

(3)	Unvested options generally may be exercised by the optionholder, but the shares underlying the options may not be resold until the shares vest according to the vesting schedule of the options. If the Proposed

Agreement is approved and the 2003 Plan is terminated, we anticipate that we will seek agreement from the Optionees to exercise or terminate their options within a limited period of time, and in conjunction therewith, we intend to accelerate the vesting period of unvested options. Accordingly, when stockholders are considering Proposal II, they should be aware that a substantial number of the unvested in-the-money options set forth in the table above could become vested if the Proposed Agreement is adopted.

The Proposed Agreement and the Administration Agreement
      Advisory, Administrative and Incentive Fees. There are important differences between the fees payable to the Adviser and the Administrator under the Proposed and Administration Agreements, or the “Proposed Fees,” and the fees that are currently payable to our Adviser under the Existing Agreement. Under the Existing Agreement, we currently compensate the Adviser through reimbursement of our portion of the Adviser’s payroll, benefits and general overhead expenses. This reimbursement is generally subject to a combined annual management fee limitation of 2.0% of our average invested assets (which is nearly the same as total assets) for the year, with certain exceptions described above under “Current Investment Advisory and Administrative Arrangements.” Under the Proposed Agreement, we would pay the Adviser a base management fee of 2.0% of our total stockholders’ equity (less the recorded value of any preferred stock, and adjusted to exclude the effect of any unrealized gains, losses or other items that do not affect realized net income). We would pay separately for administrative services under the Administration Agreement, which payments would be equal to our allocable portion of the Administrator’s overhead expenses in performing its obligations under the Administration Agreement, including rent for the space occupied by the Administrator, and our allocable portion of the salaries and benefits expenses of our chief financial officer, treasurer, chief compliance officer and controller and their respective staffs. As a result, the Proposed Fees (including the incentive fee described below) may be higher than those payable under the Existing Agreement, however, we believe that the termination of the 2003 Plan and its dilutive effect on our stockholders will offset any higher fees. The differences in the fees payable to our Adviser under the Existing Agreement and the Proposed Fees are explained in more detail below under “Additional Expense Information.”
      The Proposed Agreement also includes incentive fees that we would pay to our Adviser if our performance reaches certain benchmarks. These incentive fees are intended to provide an additional incentive for our Adviser to achieve targeted levels of FFO and to increase distributions to our stockholders. This incentive fee compensation to the Adviser is proposed to replace our current equity incentive plan and outstanding stock options, which would be terminated if our stockholders approve the Proposed Agreement. The incentive fee will be calculated and payable quarterly in arrears based on our “pre-incentive fee FFO” (as defined below) for the immediately preceding calendar quarter. For this purpose, pre-incentive fee FFO means FFO accrued by us during the calendar quarter. FFO is calculated after taking into account all operating expenses for the quarter, including the base management fee (less any rebate of fees received by the Adviser), expenses payable under the Administration Agreement and any interest expense (but excluding the incentive fee) and any other operating expenses. Pre-incentive fee FFO includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with payment in kind interest and zero coupon securities), accrued income and rents that we have not yet received in cash. Pre-incentive FFO will also include any realized capital gains and realized capital losses, less any dividend paid on any issued and outstanding preferred stock, but will not include any unrealized capital appreciation or depreciation.
      FFO is a relative non-GAAP (Generally Accepted Accounting Principles in the United States) supplemental measure of operating performance of an equity REIT developed by the National Association of Real Estate Investment Trusts, or “NAREIT,” in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO, as defined by NAREIT, is net income or net loss (computed in accordance with GAAP), excluding gains or losses from sales of property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash flows from operating activities in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events in the determination of net income or net loss), and should not be considered an alternative to either net income or net loss as an indication of our performance or to cash flow from operations as a measure of liquidity or ability to make distributions.
      Pre-incentive fee FFO, expressed as a rate of return on our total stockholders’ equity as reflected on our balance sheet (less the recorded value of any preferred stock, and adjusted to exclude the effect of any unrealized gains, losses or other items that do not affect realized net income) at the end of the immediately preceding calendar quarter, will be compared to a “hurdle rate” of 1.75% per quarter (7% annualized). Because the hurdle rate is fixed and has been based in relation to current interest rates, if interest rates rise, it would become easier for our pre-incentive fee FFO to exceed the hurdle rate and, as a result, more likely that the Adviser will receive an income incentive fee than if interest rates on our investments remained constant or decreased. We will pay the Adviser an incentive fee with respect to our pre-incentive fee FFO in each calendar quarter as follows:

•	no incentive fee in any calendar quarter in which pre-incentive fee FFO does not exceed the hurdle rate (1.75% per calendar quarter);

•	100% of our pre-incentive fee FFO with respect to that portion of such FFO, if any, that exceeds the hurdle rate but is less than 2.1875% in any calendar quarter (8.75% annualized); and

•	20% of the amount of our pre-incentive fee FFO, if any, that exceeds 2.1875% in any calendar quarter (8.75% annualized).
      These calculations will be appropriately pro rated for any period of less than three months and adjusted for any share issuances or repurchases during the current quarter. We refer to the portion of the incentive fee payable on 100% of our pre-incentive fee FFO, if any, that exceeds the hurdle rate but is less than 2.1875% as the “catch up.” The “catch up” provision is intended to provide the Adviser with an incentive fee of 20% on all of our pre-incentive fee FFO that does not exceed 2.1875% once the hurdle rate has been surpassed.
      The base management fee and total stockholders’ equity will be calculated using GAAP and FFO will be calculated using the definition adopted by NAREIT.
Example of Quarterly Incentive Fee Calculation1

Alternative 1

Assumptions:

Total Stockholders’ Equity less issued and outstanding preferred stock = 100%
FFO (including rents, interest, dividends and fees, after paying base management fee, administrative fee, interest and other operating expenses) = 1.5% (6% annualized)
Hurdle rate = 1.75% (7% annualized)
Pre-incentive fee FFO (FFO less preferred stock dividends) = 1% (4% annualized)
Pre-incentive FFO does not exceed the hurdle rate, therefore there is no incentive fee.

Alternative 2

Assumptions:

Total Stockholders’ Equity less issued and outstanding preferred stock = 100%
FFO (including rents, interest, dividends and fees, after paying base management fee, administrative fee, interest and other operating expenses) = 2.5% (10% annualized)
Hurdle rate = 1.75% (7% annualized)
Pre-incentive fee FFO (FFO less preferred stock dividends) = 2% (8% annualized)
Pre-incentive fee FFO exceeds the hurdle rate, therefore there is an incentive fee payable to the Adviser.
Incentive Fee = 100% × “Catch Up” + the greater of 0% AND (20% × (pre-incentive fee FFO minus 2.1875%) = .25% (1% annualized).

= 100% × (2.50% - 0.50%) - 1.75%
= 100% × (2.00% - 1.75%)
= 100% × 0.25%
= 0.25%

Alternative 3

Assumptions:

Total Stockholders’ Equity less issued and outstanding preferred stock = 100%
FFO (including rents, interest, dividends and fees, after paying base management fee, administrative fee, interest and other operating expenses) = 3.5% (14% annualized)
Hurdle rate = 1.75% (7% annualized)
Pre-incentive fee FFO (FFO less preferred stock dividends) = 3% (12% annualized)
Pre-incentive fee FFO exceeds the hurdle rate, therefore there is an incentive fee payable to the Adviser.
Incentive Fee = 100% × “Catch Up” + the greater of 0% AND (20% × (pre-incentive fee FFO minus 2.1875%) = 0.6% (2.4% annualized)

= (100% x 2.1875% - 1.75) + the greater of 0% and (20% x (3.00% — 2.1875%)
= (100% × 0.4375%) + (20% × 0.8125%)
= (0.4375% + 0.1625%)
= 0.6%

[1]	The hypothetical amount of pre-incentive fee FFO shown in these examples is based on a percentage of total stockholders’ equity (less the recorded value of preferred stock, and adjusted to exclude the effect of any unrealized gains, losses or other items that do not affect realized net income) of $100 million.
Additional Expense Information
      The table below provides a comparison of the expenses under the Existing Agreement and the Proposed and Administration Agreements. The fees and expenses table below is required by SEC regulations to assist investors in understanding the various costs and expenses associated with their investments. The fees and expenses table presents:

•	fees and expenses incurred under the Existing Agreement for the fiscal year ended December 31, 2005;

•	a pro forma presentation of the fees and expenses under the Existing Agreement for the fiscal year ended December 31, 2005 if we had elected to account for our stock-based compensation under the fair value provisions of SFAS No. 123(R) for the fiscal year ended December 31, 2005; and

•	a pro forma presentation of the fees and expenses under the Proposed and Administration Agreements as if the Proposed and Administration Agreements had been in effect, and as if the 2003 Plan had not been in effect, for the fiscal year ended December 31, 2005.
      The fees and expenses table is intended to assist you in understanding these fees and expenses, and should not be considered a representation of past or future expenses or annual rates of return. Actual expenses or annual rates of return may be more or less than those used for purposes of the fee table and example. All information presented below is unaudited and is based on unaudited financial information as of and for the year ended December 31, 2005. Further, stockholders should note that the amount of expense that we would have incurred for the fiscal year ended December 31, 2005 if we had elected to account for our stock-based compensation under SFAS No. 123(R), as shown in the pro forma presentation below under “Pro Forma

SFAS 123(R),” is calculated by a different method and bears no relationship to the amounts included in Table 1 under “Our 2003 Equity Incentive Plan.”

Fees and Expenses	Current	Pro Forma	Pro Forma

	(Existing	SFAS 123(R)	(Proposed and
	Agreement)		Administration
			Agreements)
Annual Expenses(as a percentage of total stockholders’ equity)(1)
Base Management Fees	2.14%	2.14%	2.00%
Administrative Fees(2)	N/A	N/A	0.21%
2003 Equity Incentive Plan(3)	N/A	0.19%	N/A
Interest Payments on Borrowed Funds(4)	2.47%	2.47%	2.47%
Other Expenses(5)	5.28%	5.28%	5.28%
Total Annual Expenses (excluding incentive fees)	9.89%	10.08%	9.96%
Incentive Fee(6)	N/A	N/A	1.01%
Total Annual Expenses (including incentive fees)	9.89%	10.08%	10.97%

(1)	Total stockholders’ equity equals total stockholders’ equity as reported in the Company’s financial statements for the fiscal year ended December 31, 2005.

(2)	Pro Forma (Proposed and Administration Agreements) administrative fees represent the amount of administrative fees that we would have paid to the Administrator had the Administration Agreement been in effect for the fiscal year ended December 31, 2005. Pro Forma (Proposed and Administration Agreements) administrative fees are determined using the aggregate cost of the salaries and benefits paid to our chief financial officer, chief compliance officer and controller and their respective staffs, as well as the rental expense of our McLean, Virginia office attributable to these personnel, multiplied by a fraction which is equal to the ratio of our total assets to the total assets of all companies managed by the Adviser, for the fiscal year ended December 31, 2005.

(3)	Under the revised SFAS No. 123(R) approved by the Financial Accounting Standards Board in December 2004, “Share-Based Payment,” we began expensing the value of stock options granted as compensation expense in January of 2006. The Pro Forma (SFAS 123(R)) amount represents the compensation expense that we would have incurred had we elected to account for its stock-based compensation under the fair value provisions of SFAS No. 123(R) for the fiscal year ended December 31, 2005. If our stockholders approve Proposal II, our 2003 Plan will be terminated and no new options will be granted under the plan. We anticipate that we will seek agreement from the Optionees to exercise or terminate their options within a limited period of time, and at the expiration of that period the 2003 Plan and all options remaining outstanding under the plan will terminate. The Proposed and Administration Agreements will not become effective until all stock options are exercised or terminated and the 2003 Plan is terminated.

(4)	As of December 31, 2005, we had aggregate outstanding borrowings of $43,560,000 under our revolving credit facilities. The percentage reflected in the table above is the total amount of interest paid during the fiscal year ended December 31, 2005 as a percentage of total stockholders’ equity.

(5)	“Other Expenses” are based on amounts incurred for the fiscal year ended December 31, 2005.

(6)	The Pro Forma (Proposed and Administration Agreements) Incentive Fee is calculated pursuant to the formula described above under “The Proposed Agreement and Administration Agreement — Advisory, Administrative and Incentive Fees” as applied to our actual results of operations during the fiscal year ended December 31, 2005 as follows:

•	For the quarter ended March 31, 2005, our pre-incentive fee FFO would have been approximately $1,035,560, resulting in an incentive fee of $0 for the quarter;

•	For the quarter ended June 30, 2005, our pre-incentive fee FFO would have been approximately $1,824,304, resulting in an incentive fee of $53,782 for the quarter; and

•	For the quarter ended September 30, 2005, our pre-incentive fee FFO would have been approximately $2,337,327 resulting in an incentive fee of $467,465 for the quarter; and

•	For the quarter ended December 31, 2005, our pre-incentive fee FFO would have been approximately $2,375,348, resulting in an incentive fee of $475,070 for the quarter.

Obligations Under Proposed and Administration Agreements
      Messrs. Gladstone, Brubaker and Stelljes will continue to be primarily responsible for the day-to-day management of our portfolio under the Proposed Agreement, and the same employees of the Adviser who currently assist our officers in the management of our portfolio will continue to do so if our stockholders approve the Proposed Agreement. Under the Proposed Agreement, the Adviser will continue to: (A) find, evaluate, present and recommend to us a continuing series of real estate opportunities consistent with our investment policies and objectives; (B) advise us and act on our behalf with respect to the negotiation, acquisition, financing, refinancing, holding, leasing and disposition of real estate investments; (C) enter into contracts to purchase real estate and make mortgage loans on our behalf in compliance with our investment procedures, objectives and policies, subject to approval of our Board of Directors, where required; and (D) provide us with all required records, and regular reports to our Board of Directors, concerning the Adviser’s efforts on our behalf.
      The administrative services that the Adviser currently performs for us under the Existing Agreement will be performed separately by the Administrator under the Administration Agreement. This is largely an organizational change, and we do not expect that we or our stockholders would notice any change or diminution in services because of the separation. The Administrator will manage our day-to-day operations and administration, record keeping and regulatory compliance functions. As with the Existing Agreement, under the Proposed Agreement the Adviser (or the Administrator) would continue to pay for all (i) costs and expenses incurred by it in rendering services to us, including salaries and other employee benefits of its employees who provide us services, and (ii) costs of office space, equipment, services and similar items required for our day-to-day operations.
      If our stockholders approve Proposal II, we anticipate that we will seek agreement from the Optionees to exercise or terminate their options within a limited period of time, and at the expiration of that period the 2003 Plan and all options remaining outstanding under the plan will terminate. The Proposed and Administration Agreements will not be implemented until all stock options are exercised or terminated and the 2003 Plan is terminated. Further, as long as the Proposed Agreement is in effect, we will not implement any future equity incentive plans.
      Payment of the Adviser’s and Our expenses. All investment professionals of the Adviser and its staff, when and to the extent engaged in providing investment advisory and management services, and the compensation and routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Adviser. We will bear all other costs and expenses of our operations and transactions, including those relating to: calculation of our total stockholders’ equity (including the cost and expenses of any independent valuation firm); expenses incurred by the Adviser or the Administrator payable to third parties, including agents, consultants or other advisors (such as independent valuation firms, accountants and legal counsel), in monitoring our financial and legal affairs and in monitoring our investments and performing due diligence on our prospective portfolio companies; interest payable on debt, if any, and dividends payable on preferred stock, if any, incurred to finance our investments; offerings of our debt, our preferred shares, our common stock and other securities; investment advisory fees; fees payable to third parties, including agents, consultants or other advisors, relating to, or associated with, evaluating and making investments; transfer agent and custodial fees; registration fees; listing fees; taxes; independent directors’ fees and expenses; costs of preparing and filing reports or other documents of the SEC; the costs of any reports, proxy statements or other notices to stockholders, including printing costs; our allocable portion of the fidelity bond, directors and officers and errors and omissions liability insurance, and any other insurance premiums; direct costs and expenses of administration, including auditor and legal costs; and all other expenses incurred by us, by the Adviser, or by the Administrator in connection with administering our business, such as our allocable portion of overhead under the Administration Agreement, including rent, and our allocable portion of the costs of our chief compliance officer, chief financial officer and controller and their respective staffs.
      Duration and termination. The Proposed Agreement and the Administration Agreement were each approved by our Board of Directors on January 10, 2006. Unless terminated earlier as described below, these agreements will continue in effect for a period of two years from their respective effective dates. Each of these agreements will remain in effect from year to year thereafter if approved annually by our Board of Directors or by the affirmative vote of the holders of a majority of our outstanding voting securities, including, in either case, approval by a majority of our independent directors. Neither of the Proposed or Administration Agreements may be assigned without our consent and the consent of the Adviser or the Administrator, as applicable. Each of the Proposed and Administration Agreements may be terminated by either party without penalty upon 60 days’ written notice to the other.
      Indemnification. Each of the Proposed and Administration Agreements provide that, absent willful misfeasance, bad faith or gross negligence in the performance of their duties or by reason of the reckless disregard of their duties and obligations, the Adviser, the Administrator and their respective officers, managers, agents, employees, controlling persons, members and any other person or entity affiliated with them are entitled to indemnification from us for any damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) arising from the rendering of the Adviser’s or the Administrator’s services under the Proposed or Administration Agreements or otherwise as an investment adviser of ours.
Considerations of Our Board of Directors
      Our Board of Directors approved the Proposed and Administration Agreements at a meeting held on January 10, 2006. In its consideration of the agreements, the Board of Directors focused on information it had received relating to, among other things: the reasonableness of the Proposed Fees (including the incentive fee under the Proposed Agreement), the experience of the Adviser’s personnel, the potential for additional attractive investments resulting from synergies with other funds to be managed by the Adviser, and the advantage of terminating our equity incentive plan in favor of the incentive fee arrangement under the Proposed Agreement. Our Board of Directors considered the investment advisory and incentive fees under the Proposed Agreement and the administrative fees under the Administration Agreement, and information on fees charged by other investment advisers and administrators for comparable services, and determined that the proposed fees were reasonable in relation to the services to be provided by the Adviser and the Administrator.
      In recommending that we continue to use the Adviser as our investment adviser, and that we engage the Administrator to perform our administrative services, our Board of Directors considered the fact that the advisory and administrative team of the Adviser and the Administrator are expected to be in all material respects, for at least the next year, the same as the current team responsible for our management and administration, and the fact that our investment objectives are consistent with the investment selection process employed by the Adviser. In connection with its final deliberations, our Board of Directors reviewed and discussed additional materials provided by the Adviser and the Administrator in response to the Board’s request, including information regarding the services to be performed; the prior experience of the personnel of the Adviser in connection with the types of investments we propose to make, including such personnel’s extensive network of contacts; the size of the respective staff of the Adviser and the Administrator; anticipated changes in the current personnel of the Adviser and Administrator; the compensation of such personnel; the written plan for allocating investment opportunities among the Adviser’s current and future clients; the operations of the Adviser and the Administrator; and the organizational capability and financial condition of the Adviser, as evidenced by the Adviser’s level of service to us and to our affiliates, Gladstone Capital Corporation and Gladstone Investment Corporation. Our Board of Directors also relied upon comparisons of the services to be rendered and the amounts to be paid under the Proposed and Administration Agreements with those of other REITs that are externally managed, which are relatively new. The Board also reviewed the other investment advisory and administrative contracts that the Adviser has with our affiliates, Gladstone Capital Corporation and Gladstone Investment Corporation, which have entered into or anticipate entering into agreements with the Adviser on similar terms and conditions. When evaluating comparisons, the Board of Directors considered, among other things:

•	the high quality and extensive level of the advisory and other services that we expect the Adviser’s team to continue to provide to us;

•	the fact that our projected operating expenses and expense ratio are equal to or lower than those of other REITs with similar contracts and similar investment objectives; and

•	the difficulty of obtaining similar services from other third party service providers.
      Because we have a short operating history and owned no real estate prior to our August 2003, initial public offering, our Board of Directors was not able to identify a peer group of other similar triple-net REITs that have recently completed initial public offerings which the Board believes would provide a meaningful comparison to our performance. Our Board of Directors further believes that, because we are essentially a start-up, comparing our performance with the performance of the more established companies in the S&P 500 would likewise not provide a useful comparison for our stockholders. Therefore, the Board of Directors did not rely on either of these measures to evaluate the Adviser’s performance, but instead relied on the items described above.
      The Board of Directors acknowledged that the Proposed Fees are expected to exceed the costs incurred by the Adviser and the Administrator in providing services to us. However, the board did not attempt to quantify the level of profits of the Adviser or Administrator because of its high satisfaction with the Adviser’s performance to date. The Proposed Agreement does not provide for any reduction in fees in the event that the Adviser experiences any economies of scale in the provision of management services to us, as it is not expected that the Adviser will realize any economies of scale in buying real estate as might be realized if the Adviser were purchasing publicly traded securities. Our Board of Directors also considered the fact that the Administrator allocates the costs of providing administrative services to the Adviser’s externally managed funds on a pro-rata basis and, therefore, to the extent the Administrator recognizes economies of scale in providing administrative services to the Adviser’s externally managed funds, those economies of scale will also be indirectly recognized by us under the Administration Agreement. Thus, to the extent that the Administrator’s costs decrease, those reductions will be passed through indirectly to us in the form of a reduced administration fee.
      In its consideration of the incentive fee included in the Proposed Agreement, our Board of Directors focused on information it had received relating to, among other things:

•	the fact that the Proposed Agreement provides for a fee structure similar to those of other REITs with similar contracts and similar investment objectives, and that the Proposed Agreement provides for fees that are reasonable in comparison to other REITs in light of the fact that, under the Proposed Agreement, we will have no equity incentive plan;

•	the fact that an incentive fee arrangement is more appropriate to an externally managed fund (like us) than is a stock option program;

•	the fact that stockholders increasingly demand strong fund performance and are willing to reward managers for meeting those goals;

•	the fact that the utility of a stock option plan to reward fund management has been curtailed by recent regulations that prohibit executive officers from borrowing from an issuer to finance the exercise of their stock options;

•	the concern that stock options may incentivize managers (and directors who receive stock options) to manage a fund for short-run returns rather than long-term goals;

•	the fact that incentive fees are the predominant method used by other externally managed REITs with whom we and the Adviser compete for talented professionals;

•	the fact that the use of incentive fees is now becoming prevalent among externally managed REITs and is a compensation structure that is both understood and expected by analysts who evaluate us and our stock; and

•	the expectation that we and our stockholders would benefit from the removal of the dilutive effects associated with stock options, and the avoidance of the accounting charges related to stock options that will soon be required to be recognized as non-cash expense by us under recently adopted accounting rules.
      Based on the information reviewed by, and the ensuing discussions of, our Board of Directors, the Board, including a majority of the independent directors, concluded that the Proposed Fees, including the incentive fee, were reasonable in relation to the services to be provided by the Adviser and the Administrator. Based on its review and discussion, the Board approved the Proposed Agreement and the Administration Agreement as being in the best interests of our stockholders. The Board then directed that the Proposed Agreement and the Administration Agreement be submitted to stockholders for approval with the Board’s recommendation that our stockholders vote to approve the Proposed Agreement and the Administration Agreement.
Termination of the Equity Incentive Plan and Exercise of Existing Stock Options
      If our stockholders approve Proposal II, and we are successful in our efforts to have all outstanding options exercised or terminated, we will terminate the 2003 Plan and no further options will be granted under the 2003 Plan. Once the 2003 Plan is terminated, we anticipate that we will seek agreement from all Optionees to exercise or terminate their outstanding options within a limited period of time. We anticipate that we will seek such agreement through the delivery of a tender offer to Optionees. Any such tender offer would seek the agreement of the Optionees to amend the terms of their options by accelerating the expiration date of the options to December 31, 2006. In connection with seeking such agreement from the Optionees, we intend to accelerate the vesting of all unvested options held by the Optionees in full. We further anticipate that any such tender offer would be conditioned on its acceptance by all Optionees so that the vesting and termination provisions of all options would be amended uniformly in accordance with the terms of the offer. In the case that all of the Optionees accept the terms of such tender offer, any option holders who choose to exercise would be able to publicly resell their shares without restriction.
      If this proposal is approved, we will execute the Proposed Agreement with the Adviser and the Administration Agreement with the Administrator on the later of (i) January 1, 2007, or (ii) the first day of the first fiscal quarter following the date that all existing stock options are exercised or terminated. The Proposed Agreement and the Administration Agreement will not become effective as long as the 2003 Plan is in effect or as long as there are any outstanding stock options. While it is expected that the Proposed Agreement and the Administration Agreement will be executed and go into effect on January 1, 2007, until the Proposed Agreement and the Administration Agreement are executed and all stock options have been exercised or terminated, the Existing Agreement will remain in place. Once the Proposed Agreement and Administration Agreement are executed, the Existing Agreement will terminate.
Certain Risks Related to Approval of the Proposed and Administration Agreements
      Stockholders voting on Proposal II should give careful consideration to the following risks when deciding whether or not to approve the Proposed and Administration Agreements.

If our stockholders approve the Proposed and Administration Agreements, it could have a material adverse effect on our results of operations.
      While we expect that the base management fee under the Proposed Agreement and payments under the Administration Agreement collectively would approximate the level of payments that we have historically made to our Adviser under the Existing Agreement, we believe that, if our performance reaches the performance benchmarks set forth in the Proposed Agreement, the incentive fees provided for under the Proposed Agreement will likely have the effect of increasing our total operating expenses. The incentive fee compensation to our Adviser is intended to replace our 2003 Plan, and we believe that our stockholders will experience benefits as a result of our termination of the 2003 Plan and the associated elimination of outstanding options, including the removal of the dilutive effects of the options and the avoidance of non-cash charges related to stock options under recently adopted accounting rules. Nevertheless, the benefits experienced by our stockholders as a result of the termination of the 2003 Plan may be outweighed by the additional payments that we incur under the Proposed Agreement, which could have a material adverse impact on our results of operations and reduce the amount of cash available to make distributions to our stockholders.

If our stockholders approve the Proposed and Administration Agreements, it is likely that a significant number of shares of stock issuable upon exercise of stock options will be sold in the public market, which could have an adverse impact on the price of our common stock.
      If our stockholders approve the Proposed and Administration Agreements, we currently intend to terminate our 2003 Plan. Additionally, we do not intend to implement the Proposed and Administration Agreements until all outstanding options under the 2003 Plan have been terminated or exercised. Therefore, if our stockholders approve Proposal II, we intend to seek agreement from the Optionees to exercise or terminate their outstanding options within a limited period of time. In connection with seeking such agreement from the Optionees, we may also accelerate the vesting of all outstanding unvested stock options. We also intend to file a registration statement on Form S-8 covering the issuance of shares upon exercise of these options. If these events occur, a significant number of the shares currently issuable upon exercise of outstanding options will become eligible for sale in the public market at or near the same time. The sale of a substantial number of such shares, or even the availability of such shares for sale, could have a material adverse effect on the price of our common stock.
Other Information About the Proposed and Administration Agreements
      If approved by our stockholders, the Proposed and Administration Agreements will remain in full force and effect for two years from their effective dates, and will automatically renew for successive annual periods thereafter, but only so long as such continuance is specifically approved at least annually by both (i) our Board of Directors or by the vote of a majority of our outstanding voting securities, and (ii) the vote of a majority of our independent directors.
      The Adviser’s services under the Proposed Agreement, and the Administrator’s services under the Administration Agreement, will not be exclusive to us. The Adviser currently provides advisory services to our affiliates, Gladstone Investment Corporation and Gladstone Capital Corporation, and the Administrator currently provides administrative services to Gladstone Investment Corporation. Both the Adviser and the Administrator will be free to render services to other clients. Each of the Proposed Agreement and the Administration Agreement may be terminated at any time and without penalty upon at least 60 days’ prior written notice.
Information About the Adviser and the Administrator

The Adviser
      The Adviser, Gladstone Management Corporation, is a registered investment adviser under the Investment Advisers Act of 1940, as amended, and is incorporated under the laws of Delaware. Its principal business address is 1521 Westbranch Drive, Suite 200, McLean, VA 22102.
      The Adviser is controlled by David Gladstone, the chairman of our Board of Directors and our chief executive officer. Mr. Gladstone is also the chairman of the board of directors and chief executive officer of the Adviser. Terry Lee Brubaker, our vice chairman, secretary, director and chief operating officer, is a member of the board of directors of the Adviser and its vice chairman, chief operating officer, and secretary. George Stelljes III, our president, chief investment officer and a director, is also a member of the board of directors of the Adviser and its president and chief investment officer. Harry Brill, our chief financial officer and treasurer, is also chief financial officer and treasurer of the Adviser.

      The Adviser provides investment advisory services to Gladstone Investment Corporation and Gladstone Capital Corporation, both of which are investment companies that have elected to be treated as business development companies under the Investment Company Act of 1940, as amended, and for each of which Mr. Gladstone serves as the chief executive officer and chairman of the board of directors. In the future, the Adviser may provide investment advisory and administrative services to other funds, both public and private, of which it is the sponsor.

The Administrator
      The Administrator, Gladstone Administration, LLC, is a wholly-owned subsidiary of the Adviser incorporated under the laws of Delaware. Its principal business address is 1521 Westbranch Drive, Suite 200, McLean, VA 22102. The Administrator is also controlled by David Gladstone through his control of the Adviser. Messrs. Gladstone, Brubaker and Stelljes are managers of the Administrator.
      The Administrator provides administrative services to Gladstone Investment Corporation pursuant to an agreement similar to the Administration Agreement. The Administrator also performs the administrative obligations of the Adviser under the Adviser’s current investment advisory agreement with Gladstone Capital Corporation. Upon the effectiveness of an amended and restated investment advisory agreement recently approved by the stockholders of Gladstone Capital Corporation, the Administrator will provide administrative services directly to Gladstone Capital Corporation under an administration agreement between the Administrator and Gladstone Capital, as further described in the table below under “Relationship of Our Affiliates with the Adviser and the Administrator.” In the future, the Adviser may provide investment advisory and administrative services to other funds, both public and private, of which it is the sponsor.

Relationship of Our Affiliates with the Adviser and the Administrator
      The table below describes the compensation paid to the Adviser and the Administrator by Gladstone Investment Corporation and Gladstone Capital Corporation for advisory and administrative services.

	Total Assets at
Fund	December 31, 2005	Rate of Compensation to Gladstone Management Corporation

	(Unaudited)
Gladstone Investment Corporation	$230,956,388	Gladstone Investment pays the Adviser a base management fee and a two-part incentive fee for investment advisory services. The base management fee is charged at an annual rate of 2% of Gladstone Investment’s “gross assets,” which is defined as its total assets, less cash and cash equivalents that are not invested in debt or equity securities of its portfolio companies in accordance with its investment objectives. The incentive fee consists of a quarterly income-based incentive fee and a capital gains incentive fee. The income-based incentive fee is calculated on the basis of “pre-incentive fee net investment income,” which is interest income, dividend income, and any other income, including any other fees (other than fees for providing managerial assistance) such as commitment, origination, structuring, diligence and consulting fees, and other fees that Gladstone Investment receives from its portfolio companies, minus its operating expenses. No incentive fee is charged for any calendar quarter in which pre-incentive fee net investment income does not exceed a quarterly hurdle rate of 1.75% (7% annualized). Gladstone Investment also pays 100% of any pre-incentive fee net investment income that exceeds the hurdle rate but is less than 2.1875% in any calendar quarter, and 20% of any pre-incentive fee net investment income that exceeds 2.1875% in any calendar quarter.
		The Adviser has agreed to charge the base management fee on a reduced basis from the effective date of the investment advisory and management agreement, June 22, 2005, through March 31, 2006. For this initial period, the annual 2% base management fee will be charged on the basis of “gross invested assets” rather than gross assets. “Gross invested assets” is defined as total assets, including investments made with proceeds of borrowings, less any uninvested cash or cash equivalents resulting from borrowings.
		Gladstone Investment also pays Gladstone Administration for its allocable portion of Gladstone Administration’s overhead, including rent, and its allocable portion of the costs of Gladstone Investment’s chief compliance officer, chief financial officer and controller and their respective staffs.

	Total Assets at
Fund	December 31, 2005	Rate of Compensation to Gladstone Management Corporation

	(Unaudited)
		During the period from June 22, 2005 (the effective date of the advisory agreement) through December 31, 2005, Gladstone Investment made payments to the Adviser of $357,630 and payments of $178,469 to Gladstone Administration for administrative services.

Gladstone Capital Corporation	$212,106,143	Gladstone Capital pays the Adviser an annual advisory fee of 1.25% of its total assets (as reduced by cash and cash equivalents pledged to creditors), payable in quarterly increments of 0.3125%, and an annual administrative fee of 0.75% of its total assets (as reduced by cash and cash equivalents pledged to creditors), payable in quarterly increments of 0.1875%.
		On December 2, 2005, the stockholders of Gladstone Capital approved an amended and restated investment advisory agreement between Gladstone Capital and the Adviser. The amended and restated agreement will become effective on the later of (i) October 1, 2006; or (ii) the first day of the first fiscal quarter beginning after the last of Gladstone Capital’s outstanding stock options is either terminated or exercised. If and when the amended and restated agreement becomes effective, Gladstone Capital will pay the Adviser a base management fee and a two-part incentive fee for investment advisory services. The base management fee will be charged at an annual rate of 2% of Gladstone Capital’s “gross assets,” which is defined as its total assets, less cash and cash equivalents that are not invested in debt or equity securities of its portfolio companies in accordance with its investment objectives. The incentive fee consists of a quarterly income-based incentive fee and a capital gains incentive fee. The income-based incentive fee will be calculated on the basis of “pre-incentive fee net investment income,” which is interest income, dividend income, and any other income, including any other fees (other than fees for providing managerial assistance) such as commitment, origination, structuring, diligence and consulting fees, and other fees that Gladstone Capital receives from its portfolio companies, minus its operating expenses. No incentive fee will be charged for any calendar quarter in which pre- incentive fee net investment income does not exceed a quarterly hurdle rate of 1.75% (7% annualized). Gladstone Capital also pays 100% of any pre-incentive fee net investment income that exceeds the hurdle rate but is less than 2.1875% in any calendar quarter, and 20% of any pre-incentive fee net investment income that exceeds 2.1875% in any calendar quarter.

Total Assets at
Fund	December 31, 2005	Rate of Compensation to Gladstone Management Corporation

(Unaudited)
Under the amended and restated agreement, Gladstone Capital will also pay Gladstone Administration for its allocable portion of Gladstone Administration’s overhead, including rent, and its allocable portion of the costs of Gladstone Capital’s chief compliance officer, chief financial officer and controller and their respective staffs.
During the twelve months ended December 31, 2005, Gladstone Capital made aggregate payments to the Adviser of $2,694,633 under its existing agreement.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL II.
PROPOSAL III
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
      The audit committee of the Board has selected PricewaterhouseCoopers LLP, or “PWC,” as our principal accountants to audit our financial statements for the fiscal year ending December 31, 2006 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by our stockholders at the Annual Meeting. PWC has audited our financial statements since our fiscal period ending December 31, 2003. Representatives of PWC are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
      Neither our bylaws nor our other governing documents or law require stockholder ratification of the selection of PWC as our independent registered public accounting firm. However, the audit committee is submitting the selection of PWC to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.
      The affirmative vote of the holders of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PWC. Abstentions and broker non-votes will be considered present and entitled to vote for the purpose of determining whether a quorum exists, although they will not be counted for any purpose in determining whether this matter has been approved.
Independent Registered Public Accounting Firm Fees
      The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2004 and December 31, 2005 by PWC, our principal independent registered public accounting firm.

	2004	2005

Audit Fees	$280,000	$245,422
Audit-related Fees(1)	$22,500	$0
Tax Fees	$19,214	$63,844
All Other Fees	$0

	$321,714	$309,266

(1)	Consists of fees charged for the audit of tenant financial information related to certain real estate acquisitions during the fiscal year ended December 31, 2004.
      All fees described above were approved by the Audit Committee.

Pre-Approval Policies and Procedures
      The audit committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, PWC. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.
      The audit committee has determined that the rendering of the services other than audit services by PWC is compatible with maintaining the principal independent registered public accounting firm’s independence.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL III.
CERTAIN ADDITIONAL INFORMATION ABOUT OUR MANAGEMENT
Our Board of Directors and Executive Officers
      As stated above, our Board of Directors is divided into three classes. Each class consists of three directors, and each class has a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director’s successor is elected and qualified. This includes vacancies created by an increase in the number of directors. We encourage directors and nominees for director to attend the Annual Meeting. Three of our directors attended the 2005 Annual Meeting of Stockholders. The Board of Directors presently has nine members. There are three directors in the class whose term of office expires in 2006 and one director in the class whose term expires in 2008 being considered for election.

Nominees for Election for a three-year term expiring at the 2009 Annual Meeting

David A.R. Dullum	Maurice W. Coulon	Terry Lee Brubaker

Nominee for Election for a two-year term expiring at the 2008 Annual Meeting
Gerard Mead
      Biographical information for Messrs. Dullum, Coulon, Brubaker and Mead is detailed on pages 7-8 of this proxy statement.

Directors Continuing in Office Until the 2007 Annual Meeting
      David Gladstone. Mr. Gladstone, age 63, is our founder and has served as our chief executive officer and chairman of the Board of Directors since our inception. He also founded and has served as chief executive officer and chairman of the Board of Directors of Gladstone Capital Corporation, Gladstone Investment Corporation and of the Adviser. Prior to founding the Company, Mr. Gladstone served as either chairman or vice chairman of the Board of Directors of American Capital Strategies (NASDAQ: ACAS), a publicly traded leveraged buyout fund and mezzanine debt finance company, from June 1997 to August 2001. From 1974 to February 1997, Mr. Gladstone held various positions, including chairman and chief executive officer, with Allied Capital Corporation (NASDAQ: ALD), Allied Capital Corporation II, Allied Capital Lending Corporation and Allied Capital Advisers, Inc., a registered investment adviser that managed the Allied companies. The Allied companies were the largest group of publicly-traded mezzanine debt funds in the United States and were managers of two private venture capital limited partnerships. From 1991 to 1997, Mr. Gladstone served either as chairman of the Board of Directors or president of Allied Capital Commercial Corporation, a publicly traded REIT that invested in real estate loans to small and medium-sized businesses, managed by Allied Capital Advisors, Inc. He managed the growth of Allied Capital Commercial from no assets at the time of its initial public offering to $385 million in assets at the time it merged into Allied Capital Corporation in 1997. From 1992 to 1997, Mr. Gladstone served as a director, president and chief executive officer of Business Mortgage Investors, a privately held mortgage REIT managed by Allied Capital Advisors, which invested in loans to small and medium-sized businesses. Mr. Gladstone is also a past director of Capital Automotive REIT, a real estate investment trust that purchases and net leases real estate to automobile dealerships. Mr. Gladstone served as a director of The Riggs National Corporation (the parent of Riggs Bank) from 1993 to May 1997 and of Riggs Bank from 1991 to 1993. He served as a trustee of the George Washington University and currently is trustee emeritus. He is a past member of the Listings and Hearings Committee of the National Association of Securities Dealers, Inc. Mr. Gladstone was the founder and managing member of The Capital Investors, LLC, a group of angel investors, and is currently a member emeritus. He is also the chairman and owner of Gladstone Land Corporation, a privately held company that has substantial farmland holdings in agriculture real estate in California. Mr. Gladstone holds an MBA from the Harvard Business School, an MA from American University and a BA from the University of Virginia. Mr. Gladstone has co-authored two books on financing for small and medium-sized businesses, Venture Capital Handbook and Venture Capital Investing.
      Paul W. Adelgren. Mr. Adelgren, age 63, has served us a director since August 2003. From 1997 to the present, Mr. Adelgren has served as the pastor of Missionary Alliance Church. From 1991 to 1997, Mr. Adelgren was pastor of New Life Alliance Church. From 1988 to 1991, Mr. Adelgren was a vice president for finance and materials of Williams & Watts, Inc., a logistics management and procurement business located in Fairfield, NJ. Prior to Joining Williams & Watts, Mr. Adelgren served in the United States Navy for 23 years, where he served in a number of capacities, including as the director of the Strategic Submarine Support Department at SPCC, as the Executive Officer at the Naval Supply Center, Charleston, SC, and as the Director of the Joint Uniform Military Pay System at the Navy Finance Center. Mr. Adelgren is also a director of Gladstone Capital Corporation and Gladstone Investment Corporation. Mr. Adelgren holds an MBA from Harvard University and a BA from the University of Kansas.
      John H. Outland. Mr. Outland, age 60, has served as a director since December 2003. From March 2004 to present, he has served as vice president of Genworth Financial. From 2002 to March 2004, Mr. Outland served as a managing director for 1789 Capital Advisors, where he provided market and transaction structure analysis and advice on a consulting basis for multifamily commercial mortgage purchase programs. From 1999 to 2001, Mr. Outland served as vice president of mortgage-backed securities at Financial Guaranty Insurance Company where he was team leader for bond insurance transactions, responsible for sourcing business, coordinating credit, loan files, due diligence and legal review processes, and negotiating structure and business issues. From 1993 to 1999, Mr. Outland was senior vice president for Citicorp Mortgage Securities, Inc., where he securitized non-conforming mortgage product. From 1989 to 1993, Mr. Outland was vice president of real estate and mortgage finance for Nomura Securities International, Inc., where he performed due diligence on and negotiated the financing of commercial mortgage packages in preparation for securitization. Mr. Outland is also a director of Gladstone Capital Corporation and Gladstone Investment Corporation. Mr. Outland holds an MBA from Harvard Business School and a bachelor’s degree in Chemical Engineering from Georgia Institute of Technology.

Directors Continuing in Office until the 2008 Annual Meeting
      Michela A. English. Ms. English, age 56, has served as a director since August 2003. Ms. English is currently a private investor. From March 1996 to March 2004, Ms. English held several positions with Discovery Communications, Inc., including president of Discovery Consumer Products, president of Discovery Enterprises Worldwide and president of Discovery.com. From 1991 to 1996, Ms. English served as senior vice president of the National Geographic Society and was a member of the National Geographic Society’s Board of Trustees and Education Foundation Board. Prior to 1991, Ms. English served as vice president, corporate planning and business development for Marriott Corporation and as a senior engagement manager for McKinsey & Company. Ms. English is a director of the Educational Testing Service (ETS), a director of D.C. Preparatory Academy, a member of the Virginia Institute of Marine Science Council and an emeritus member of the board of Sweet Briar College. Ms. English is also a director of Gladstone Capital Corporation and Gladstone Investment Corporation. Ms. English holds a Bachelor of Arts in International Affairs from Sweet Briar College and a Master of Public and Private Management degree from Yale University’s School of Management.
      Anthony W. Parker. Mr. Parker, age 60, has served as a director since August 2003. In 1997, Mr. Parker founded Medical Funding Corporation, a company which purchases medical receivables, and has served as its chairman from inception to the present. In the summer of 2000, Medical Funding Corporation purchased a Snelling Personnel Agency franchise in Washington, D.C. which provides full staffing services for the local business community. From 1992 to 1996, Mr. Parker was chairman of, and a 50 percent stock holder of, Capitol Resource Funding, Inc., or “CRF,” a commercial finance company with offices in Dana Point, California and Arlington, Virginia. Mr. Parker practiced corporate and tax law for over 15 years — from 1980 to 1983 at Verner, Liipfert, Bernhard & McPherson, and from 1983 to 1992 in private practice. Mr. Parker is currently the sole shareholder of Parker & Associates, P.C., a law firm. From 1973 to 1977 Mr. Parker served as executive assistant to the administrator of the U.S. Small Business Administration. Mr. Parker is also a director of Gladstone Capital Corporation and Gladstone Investment Corporation. Mr. Parker received his J.D. and Masters in Tax Law from Georgetown Law Center and his undergraduate degree from Harvard College.

Executive Officers Who Are Not Directors
      George Stelljes III. Mr. Stelljes, age 44, has served as our executive vice president and chief investment officer since our inception. He also served as the executive vice president and chief investment officer of Gladstone Capital Corporation since September 2002, and assumed the duties of president of Gladstone Capital Corporation in April 2004. Mr. Stelljes was also a director of Gladstone Capital Corporation from August 2001 to September 2002 and then rejoined the board of directors in July 2003. Mr. Stelljes has also served as the president, chief investment officer and a director of Gladstone Investment Corporation since its inception, and serves as president, chief investment officer and a director of the Adviser. Prior to joining us, Mr. Stelljes served as a managing member of St. John’s Capital, a vehicle used to make private equity investments. From 1999 to 2001, Mr. Stelljes was a co-founder and managing member of Camden Partners, a private equity firm which finances high growth companies in communications, education, healthcare and business services sectors. From 1997 to 1999, Mr. Stelljes was a managing director and partner of Columbia Capital, a venture capital firm focused on investments in communications and information technology. From 1989 to 1997, Mr. Stelljes held seven various positions, including executive vice president and principal, with Allied Capital and its affiliates. Mr. Stelljes currently serves as a general partner and investment committee member of Patriot Capital, a private equity fund and on the board of Intrepid Capital Management, a money management firm. He is also a former board member and regional president of the National Association of Small Business Investment Companies. Mr. Stelljes holds an MBA from the University of Virginia and a BA in Economics from Vanderbilt University.
      Harry Brill. Mr. Brill, age 59, has been our treasurer and chief financial officer since our inception in 2003. Mr. Brill has also served as treasurer and chief financial officer of Gladstone Capital Corporation since May 2001, and as treasurer and chief financial officer of Gladstone Investment Corporation since June 2005. Mr. Brill is also the treasurer and chief financial officer of the Adviser. From 1995 to April 2001, Mr. Brill served as a personal financial advisor. From 1975 to 1995, Mr. Brill held various positions, including treasurer, chief accounting officer and controller with Allied Capital Corporation, where Mr. Brill was responsible for all of the accounting work for Allied Capital and its family of funds. Mr. Brill received his degree in accounting from Ben Franklin University.

Independence Of The Board Of Directors
      As required under the Nasdaq Stock Market, or “Nasdaq,” listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board of Directors consults with our chief compliance officer and chief financial officer to ensure that the determinations of the Board of Directors are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect time to time.

      Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, our Board of Directors affirmatively has determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards except for Mr. Gladstone, our chief executive officer, and Mr. Brubaker, our president, chief operating officer and secretary. As required under applicable Nasdaq listing standards, in fiscal 2005 our independent directors met one time in a regularly scheduled executive session at which only independent directors were present.
Meetings Of The Board Of Directors
      Our Board of Directors met four times during the last fiscal year. Each director attended 75% or more of the aggregate of the meetings of the Board of Directors and of the committees on which he or she served, held during the period for which he or she was a director or committee member.
Stockholder Communications With The Board Of Directors
      Our Board has adopted a formal process by which our stockholders may communicate with the Board or any of its directors. Persons interested in communicating with the Board of Directors with their concerns or issues may address correspondence to the Board of Directors, to a particular director, or to the independent directors generally, in care of Gladstone Commercial Corporation, Attention: Investor Relations Manager, at 1521 Westbranch Drive, Suite 200, McLean, Virginia 22102. This information is also contained on our website at www.GladstoneCommercial.com.
Committees of the Board of Directors
      Our Board of Directors has four committees: an Executive Committee, an Ethics, Nominating and Corporate Governance Committee, an Audit Committee and a Compensation Committee. The following table shows the current composition of each of the committees of the Board of Directors:

Ethics, Nominating and
Name	Executive		Corporate Governance		Audit		Compensation

Paul W. Adelgren**			X	*
Terry Lee Brubaker	X
Maurice W. Coulon			X				X	*
David A.R. Dullum					X
Michela A. English					X
David Gladstone	X	*
John H. Outland							X
Anthony W. Parker	X				X	*
Gerard Mead							X

*	Committee Chairperson

**	Lead Independent Director
      Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to us (other than with respect to the Executive Committee, for which there are no applicable independence requirements).

The Executive Committee
      The Executive Committee, which is comprised of Messrs. Gladstone (Chairman), Brubaker and Parker, has the authority to exercise all powers of our Board of Directors except for actions that must be taken by the full Board of Directors under Maryland General Corporation Law. The Executive Committee did not meet during the last fiscal year.

The Ethics, Nominating and Corporate Governance Committee
      The Ethics, Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as our directors (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and developing our corporate governance principles. Our Ethics, Nominating and Corporate Governance Committee charter can be found on our website at www.GladstoneCommercial.com. Two directors comprise the Ethics, Nominating and Corporate Governance Committee: Messrs. Adelgren (Chairman) and Coulon. All members of the Ethics, Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Ethics, Nominating and Corporate Governance Committee met four times during the last fiscal year.

Qualifications for Director Candidates
      The Ethics, Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Ethics, Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Ethics, Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the Ethics, Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given our current needs and the current needs of the Board, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Ethics, Nominating and Corporate Governance Committee reviews such directors’ overall service to us during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Ethics, Nominating and Corporate Governance Committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Ethics, Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Ethics, Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Ethics, Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. To date, the Ethics, Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, the Ethics, Nominating and Corporate Governance Committee has not rejected a timely director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

Stockholder Recommendation of Director Candidates to the Ethics, Nominating and Corporate Governance Committee
      The Ethics, Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Ethics, Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Ethics, Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Ethics, Nominating and Corporate Governance Committee at the address set forth on the cover page of this proxy statement. Recommendations for individuals to be considered for nomination at the 2007 Annual Meeting must be received by November 24, 2006. Recommendations received after November 24, 2006 will be considered for nomination at the 2008 Annual Meeting. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Code of Ethics
      We have adopted the Gladstone Commercial Corporation Code of Business Conduct and Ethics that applies to all of our officers and directors and to the employees of our Adviser. The Ethics, Nominating and Corporate Governance Committee reviews, approves and recommends to our Board of Directors any changes to the Code of Ethics. They also review any violations of the Code of Ethics and make recommendations to the Board of Directors on those violations. The Code of Business Conduct and Ethics is available on our website at www.GladstoneCommercial.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

The Audit Committee
      The Audit Committee of the Board of Directors oversees our corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firms; determines and approves the engagement of the independent registered public accounting firms; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review our annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” During fiscal 2005, three directors comprised the Audit Committee: Messrs. Parker (Chairman) and Dullum and Ms. English. The Audit Committee met seven times during the last fiscal year. In July 2005, the Board appointed Messrs. Adelgren and Coulon to serve as alternate members of the Audit Committee. Alternate members of the Audit Committee serve and participate in meetings of the Audit Committee only in the event of an absence of a regular member of the Audit Committee.
      Our Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members and alternate members of our Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). No members of the Audit Committee received any compensation from us during the last fiscal year other than directors’ fees. Our Board of Directors has determined that all members and alternate members of the Audit Committee qualify as “audit committee financial experts,” as defined in applicable SEC rules, and that all Audit Committee members and alternate members are financially literate under current Nasdaq listing standards.

Relationship with Independent Registered Public Accounting Firm
      The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers, LLP, or “PWC,” as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2006. Representatives of PWC are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Pre-Approval Policies and Procedures
      The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, PWC. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
      The Audit Committee has determined that the rendering of the services other than audit services by PWC is compatible with maintaining the independent registered public accounting firm’s independence.
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1
      The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2005.
      The Audit Committee has reviewed and discussed the Company’s audited financial statements with management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, with and without management present. The Audit Committee included in its review results of the independent registered public accounting firm’s examinations, the Company’s internal controls, and the quality of the Company’s financial reporting. The Audit Committee also reviewed the Company’s procedures and internal control processes designed to ensure full, fair and adequate financial reporting and disclosures, including procedures for certifications by the Company’s chief executive officer and chief financial officer that are required in periodic reports filed by the Company with the Securities and Exchange Commission. The Audit Committee further reviewed with the independent registered accounting firm their opinion on management’s assessment of the effectiveness of the internal control over financial reporting of the Company, and their opinion on the effectiveness of the internal control over financial reporting of the Company. The Audit Committee is satisfied that the Company’s internal control system is adequate and that the Company employs appropriate accounting and auditing procedures.
      The Audit Committee also has discussed with PricewaterhouseCoopers LLP matters relating to the independent registered public accounting firm’s judgments about the quality, as well as the acceptability, of the Company’s accounting principles as applied in its financial reporting as required by Statement of Auditing Standards No. 61 (Communications with Audit Committees). In addition, the Audit Committee has discussed with PricewaterhouseCoopers their independence from management and the Company, as well as the matters in the written disclosures received from PricewaterhouseCoopers LLP and required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee received a letter from PricewaterhouseCoopers confirming their independence and discussed it with them. The Audit Committee discussed and reviewed with PricewaterhouseCoopers the Company’s critical accounting policies and practices, internal controls, other material written communications to management, and the scope of PricewaterhouseCoopers LLP’s audits and all fees paid to PricewaterhouseCoopers

LLP during the fiscal year. The Audit Committee adopted guidelines requiring review and pre-approval by the Audit Committee of audit and non-audit services performed by PricewaterhouseCoopers LLP for the Company. The Audit Committee has reviewed and considered the compatibility of PricewaterhouseCoopers LLP’s performance of non-audit services with the maintenance of PricewaterhouseCoopers’ independence as the Company’s independent registered public accounting firm.
      Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission. In addition, the Audit Committee has engaged PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

Submitted by the Audit Committee
Anthony Parker, Chairperson
Michela English
David A. R. Dullum

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any of our filings under the 1933 Act or the Securities Exchange Act of 1934, as amended (the “1934 Act”), whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.
Compensation Committee
      The Compensation Committee of the Board of Directors reviews and approves our overall compensation strategy and policies. During the past fiscal year, the Compensation Committee reviewed and approved corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management, monitored the performance of the Adviser under the terms of our advisory agreement with the Adviser, recommended to the Board for approval the compensation and other terms of employment of our chief executive officer; recommended to the Board for approval the compensation and other terms of employment of the other executive officers; and, during the last fiscal year, administered our 2003 Plan. During the last fiscal year, three directors comprised the Compensation Committee: Messrs. Dullum (Chairman), Parker and Outland. Effective January 10, 2006, the Compensation Committee consists of Messrs. Coulon (Chairman), Outland and Mead. All members of our Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Compensation Committee met four times during the last fiscal year.

Compensation Committee Interlocks and Insider Participation
      During the last fiscal year, the Compensation Committee consisted of Messrs Parker, Dullum and Outland, each of whom is an independent director under Nasdaq rules. During the fiscal year ended December 31, 2005, none of our executive officers served as members of the compensation committee or as directors of another entity, one of whose executive officers served on the Compensation Committee.
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION2
      The Compensation Committee (the “Committee”) is responsible for the oversight of the Company’s executive compensation program. In this regard, the role of the Committee is to assess all components of the total compensation of the Company’s executives to ensure that total compensation reflects the Company’s key strategic priorities of attracting, retaining and rewarding executives who effectively work to achieve the Company’s business and investment objectives. The Committee’s charter reflects this responsibility, and the Committee and the Board of Directors periodically review and revise the charter. The Committee’s membership is determined by the Board of Directors and is composed entirely of independent directors. The Committee meets at scheduled times during the year, and it may also consider and take action by written consent. The Committee Chairman reports on Committee actions and recommendations at meetings of the Board of Directors. Although it has not done so to date, the Committee has the authority to engage the services of outside advisers, experts and others to assist in fulfilling its responsibilities. The current total compensation plan for the Company’s executive officers consists of the following elements:

•	Base salary paid to executive officers by the Adviser;

•	Bonuses paid to executive officers by the Adviser; and

•	Long-term incentive compensation in the form of stock options granted by the Company under the Company’s 2003 Equity Incentive Plan (the “2003 Plan”).
      The Company’s executive officers are salaried employees of Gladstone Management Corporation (the “Adviser”). Pursuant to the terms of the advisory agreement between the Company and the Adviser, the Company reimburses the Adviser for its pro rata share of the Adviser’s payroll and benefits expenses on an employee-by-employee basis, based on the percentage of time that its personnel spend on the Company’s matters. The Committee fulfills its responsibility to assess the base salary and bonus components of compensation paid to executive officers by periodically reviewing and approving those portions of the salaries and bonuses paid by the Adviser to the Company’s executive officers that are borne by the Company.
      In addition, the Committee administers the 2003 Plan through which the Company’s executive officers may receive stock option grants.
Compensation Philosophy
      The Company depends on the management and analytical abilities of the Company’s executive officers for the Company’s long-term success and for the enhancement of the Company’s long-term stockholder value. Because of this dependence, the Committee has a critical oversight role in ensuring that the Company’s compensation, whether paid pursuant to the Company’s advisory agreement, through awards under the 2003 Plan, or otherwise enables the Company and the Adviser to attract, retain and reward the performance of executive officers and employees whose substantial experience in investing and lending will enable the Company to achieve its business and investment objectives. The Company fulfills this role by:

•	ensuring that base salary paid to the Company’s executive officers, a portion of which the Company bears through reimbursement of the Adviser pursuant to the advisory agreement, is competitive with other leading financial services companies with which the Company competes for talented investment professionals;

•	ensuring that bonuses paid to the Company’s executive officers, a portion of which the Company bears through reimbursement of the Adviser pursuant to the advisory agreement, are sufficient to provide motivation to achieve the Company’s principal business and investment goals and to bring total compensation to competitive levels; and

•	providing significant equity-based incentives to ensure that the Company’s executive officers are motivated over the long term to achieve the Company’s business and investment objectives.
     Base Salary and Bonuses
      Through its periodic review and approval of the Company’s advisory agreement, the Committee approves the portions of the salaries and bonuses of the Company’s executive officers that are borne by the Company through the reimbursement of payroll and benefits expenses to the Adviser under the advisory agreement. The Committee’s reviews are conducted on at least an annual basis and with sufficient frequency to determine that the expenses incurred are in the best interests of the Company’s stockholders. The Committee is also responsible for reviewing the performance of the Adviser and determining whether the compensation paid to the Company’s executive officers is reasonable in relation to the nature and quality of services performed and whether the provisions of the advisory agreement are being satisfactorily performed. Specifically, the Committee considers factors such as:

•	the pay practices of the Adviser in relation to those of leading financial services companies with which the Adviser competes to attract and retain talented investment professionals;

•	the amount of the fees paid to the Adviser in relation to the Company’s size and the composition and performance of the Company’s investments;

•	the Adviser’s ability to hire, train, supervise and manage new employees as needed to effectively manage the Company’s future growth;

•	the success of the Adviser in generating appropriate investment opportunities;

•	rates charged to other investment entities by advisers performing similar services;

•	additional revenues realized by the Adviser and its affiliates through their relationship with the Company, whether paid by the Company or by others with whom the Company does business;

•	the value of the Company’s assets each quarter;

•	the quality and extent of service and advice furnished by the Adviser and the performance of the Company’s investment portfolio;

•	the quality of the Company’s portfolio relative to the investments generated by the Adviser for its other clients; and

•	the extent to which bonus expenses under the advisory agreement reflect the Adviser’s achievement of the Company’s principal business and investment objectives of generating income for the Company’s stockholders in the form of quarterly cash distributions that grow over time and increasing the value of the Company’s common stock.
     Long-Term Incentives
      Long-term incentive compensation, to date, has been realized through the grant of stock options under the Company’s 2003 Plan. Awards under the 2003 Plan are generally subject to time-based vesting to encourage the Company’s executive officers to continue their services to the Company. Grants are made at 100% of fair market value on the date of grant.
      Stock options require price appreciation of the Company’s common stock over the term of the options in order for executive officers to receive any value, and thus align the interests of our executive officers with the interests of our stockholders. The size of option grants to the Company’s executive officers has been determined based on competitive practices at leading companies in the finance industry and the Company’s philosophy of significantly linking executive compensation with stockholder interests. In determining the size of the grants, the Committee has also considered the Company’s philosophy that option grants give our executive officers significant equity incentives to build long-term stockholder value.
      In 2005 the Committee granted a total of 64,500 stock options, none of which options granted to the employees of our Adviser were subsequently forfeited upon termination of employment, that will vest over a one-year period. Of this total, no options were granted to David Gladstone, Terry Lee Brubaker, George Stelljes III or Harry Brill. These grants to were intended to provide the incentive to successfully maximize stockholder value over the next several years.
      The Committee believes that its approach under the 2003 Plan has created an appropriate focus on longer term objectives and promoted retention of the Company’s executive officers, however, the Committee believes that the incentive structure provided for under the Proposed Agreement, as described in Proposal II, will be a more effective means of creating longer-term stockholder value and promoting executive retention. If Proposal II is approved by the Company’s stockholders, the Company’s long-term incentive program will consist of incentive fees payable to the Adviser under the Proposed Agreement in the event that the Adviser reaches certain performance benchmarks.

     Personal Benefits Policies
      Our executive officers are not entitled to operate under different standards than other employees of the Adviser who work on our behalf. The Adviser does not have programs for providing personal benefit perquisites to executive officers, such as permanent lodging, personal use of company vehicles, or defraying the cost of personal entertainment or family travel. The Adviser’s health care and other insurance programs are the same for all of its eligible employees, including our executive officers. We expect our executive officers to be exemplars under our Code of Business Conduct and Ethics, which are applicable to all employees of the Adviser who work on our behalf.
Corporate Performance and Chief Executive Officer Compensation
      The amount of Mr. Gladstone’s base salary for the fiscal year ended December 31, 2005 that was paid in respect of services rendered to the Company through the Adviser was $70,333, and his total salary paid by the Adviser in respect of services rendered to all entities managed by the Adviser for the same period was $200,000. Mr. Gladstone declined to accept any bonus for the year and insisted that his bonus be allocated to the other employees of the Adviser. In approving the reimbursement of the Company’s portion of Mr. Gladstone’s salary under the advisory agreement, the Committee took into account (i) the percentage of time that Mr. Gladstone devoted to the Company’s matters; (ii) revenue growth; (iii) increase in earnings per share; (iv) Mr. Gladstone’s leadership in future growth initiatives; and (v) Mr. Gladstone’s insistence that his bonus be allocated to the other employees.
      During the fiscal year ended December 31, 2005, the Company achieved most of the Company’s corporate objectives. The Committee rated Mr. Gladstone’s individual performance as above average.
Conclusion
      We believe that the elements of our compensation program individually and in the aggregate strongly support and reflect the strategic priorities on which we have based our compensation philosophy. A significant portion of the Company’s executive compensation program, and Mr. Gladstone’s compensation, specifically, are contingent on the extent to which the performance of the Company and the Adviser result in the realization of the Company’s business and investment objectives, which realization is closely linked to increases in long-term stockholder value. The Company remains committed to this philosophy of paying for performance that increases stockholder value. The Committee will continue its work to ensure that this commitment is reflected in a total executive compensation program that enables the Company to remain competitive in the market for talented executives, recognizing that the volatility of the Company’s business may result in highly variable compensation in future time periods.

Submitted by the Compensation Committee
David A. R. Dullum, Chairperson
John H. Outland
Anthony W. Parker

[2]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any of our filings under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing. This report is submitted by the directors who served as Compensation Committee members during the fiscal year ended December 31, 2005. Effective January 10, 2006, the Compensation Committee consists of Messrs. Coulon (Chairman), Outland and Mead.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
Compensation of Directors
      As compensation for serving on our Board of Directors, each of our independent directors receives an annual fee of $10,000 and an additional $1,000 for each Board of Directors meeting attended, and an additional $1,000 for each committee meeting attended if such committee meeting takes place on a day other than when the full Board of Directors meets. In addition, we reimburse our directors for their reasonable out-of-pocket expenses incurred in attending Board of Directors and committee meetings.
      During the last fiscal year, each of our non-employee directors was also eligible to receive stock option grants under the 2003 Plan. Each non-employee director, other than Mr. Mead, received an option to purchase 10,000 shares of our common stock upon appointment to the Board. In addition, each incumbent non-employee director received an option to purchase 10,000 shares of common stock at the time of our 2005 Annual Meeting of Stockholders. As we are seeking approval of Proposal II to approve the Proposed Agreement and Administration Agreement, our Board of Directors has resolved that these grants will not be provided to the directors pending a decision by the stockholders on Proposal II. The Board of Directors is currently evaluating the form and amount of compensation that would replace the compensation previously provided to our non-employee directors through stock option grants in the event that Proposal II is approved by the stockholders.
      We do not pay any compensation to directors who also serve as our officers, or as officers or directors of the Adviser, in consideration for their service to us. Our Board of Directors may change the compensation of our independent directors in its discretion. None of our independent directors received any compensation from us during the fiscal year ended December 31, 2005 other than for Board of Directors or committee fees.
Compensation of Executive Officers
      The following table shows, for the period from our inception on February 14, 2003 to December 31, 2003, for the fiscal year ended December 31, 2004, and for the fiscal year ended December 31, 2005, compensation awarded or paid to, or earned by, our chief executive officer and each of our other executive officers at December 31, 2005, referred to as our “Named Executive Officers,” for all services rendered to us during these periods. The Named Executive Officers are employees of the Adviser. Under the terms of the Existing Agreement, we reimburse the Adviser for our pro rata share of the Adviser’s payroll and benefits expenses on an employee-by-employee basis, based on the percentage of each employee’s time devoted to our matters. For additional information regarding this arrangement, see “Certain Relationships and Related Transactions — Advisory Agreement” and “Certain Relationships and Related Transactions — Other Transactions with the Adviser and its Affiliates.” The salary amounts set forth in the table below represent payments made to the Named Executive Officer in respect of services rendered to us through the Adviser and do not represent the total salary earned by the Named Executive Officers during the period (e.g., amounts paid to the Named Executive Officer for services rendered to Gladstone Capital, Gladstone Investment, etc.):

					Securities
Name and				Other Annual	Underlying	All Other
Principal Position	Year	Salary ($)	Bonus ($)	Compensation ($)	Options	Compensation ($)

David Gladstone	2005	$70,333	$0	$2,110	0
Chief Executive Officer(1)	2004	$88,833	$0	$0	0	$0
	2003	$44,500	$0	$1,335	200,000	$0

Terry Lee Brubaker	2005	$34,737	$37,868.00	$921.37	0	$0
President, Chief Operating Officer	2004	$28,511	$0	$0	30,000	$0
and Secretary(2)	2003	$14,234	$0	$427	100,000	$0

George Stelljes III	2005	$71,146	$75,712.67	$1,863.65	0	$0
Executive Vice President	2004	$61,636	$0	$0	30,000	$0
and Chief Investment Officer(3)	2003	$17,417	$0	$522	100,000	$0

					Securities
Name and				Other Annual	Underlying	All Other
Principal Position	Year	Salary ($)	Bonus ($)	Compensation ($)	Options	Compensation ($)

Harry Brill	2005	$34,083	$6,225	$1,209.24	0	$0
Chief Financial Officer(4)	2004	$37,427	$0	$0	10,000	$0
	2003	$13,937	$0	$416	25,000	$0

(1)	Represents approximately 35% of Mr. Gladstone’s total salary for the fiscal year ended December 31, 2005 (as Mr. Gladstone devoted approximately 35% of his time to our matters during the fiscal year ended December 31, 2005); approximately 44% of Mr. Gladstone’s total salary for the fiscal year ended December 31, 2004 (as Mr. Gladstone devoted approximately 44% of his time to our matters during the fiscal year ended December 31, 2004); and approximately 45% of Mr. Gladstone’s total salary for six months ended December 31, 2003 (as Mr. Gladstone devoted approximately 45% of his time to our matters during the six months ended December 31, 2003). No amounts were paid to Mr. Gladstone in respect of any services rendered to us prior to July 1, 2003. Mr. Gladstone’s current base annual salary from the Adviser is $200,000.

(2)	Represents approximately 15% of Mr. Brubaker’s total salary for the fiscal year ended December 31, 2005 (as Mr. Brubaker devoted approximately 15% of his time to our matters during the fiscal year ended December 31, 2005); approximately 13% of Mr. Brubaker’s total salary for the fiscal year ended December 31, 2004 (as Mr. Brubaker devoted approximately 13% of his time to our matters during the fiscal year ended December 31, 2004); and approximately 14% of Mr. Brubaker’s total salary for the six months ended December 31, 2003 (as Mr. Brubaker devoted approximately 14% of his time to our matters during the six months ended December 31, 2003). No amounts were paid to Mr. Brubaker in respect of services rendered to us prior to July 1, 2003. Mr. Brubaker’s current base annual salary from the Adviser is $235,000.

(3)	Represents approximately 30% of Mr. Stelljes’ total salary for the fiscal year ended December 31, 2005 (as Mr. Stelljes devoted approximately 30% of his time to our matters during the fiscal year ended December 31, 2005); approximately 28% of Mr. Stelljes’ total salary for the fiscal year ended December 31, 2004 (as Mr. Stelljes devoted approximately 28% of his time to our matters during the fiscal year ended December 31, 2004); and approximately 17% of Mr. Stelljes’ total salary for the six months ended December 31, 2003 (as Mr. Stelljes devoted approximately 17% of his time to our matters during the six months ended December 31, 2003). No amounts were paid to Mr. Stelljes in respect of services rendered to us prior to July 1, 2003. Mr. Stelljes’ current base annual salary from the Adviser is $235,000.

(4)	Represents approximately 25% of Mr. Brill’s total salary for the fiscal year ended December 31, 2005 (as Mr. Brill devoted approximately 25% of his time to our matters during the fiscal year ended December 31, 2005); approximately 29% of Mr. Brill’s total salary for the fiscal year ended December 31, 2004 (as Mr. Brill devoted approximately 29% of his time to our matters during the fiscal year ended December 31, 2004); and approximately 25% of Mr. Brill’s total salary for the six months ended December 31, 2003 (as Mr. Brill devoted approximately 25% of his time to our matters during the six months ended December 31, 2003). No amounts were paid to Mr. Brill in respect of any services rendered to us prior to July 1, 2003. Mr. Brill’s current base annual salary from the Adviser is $135,000.
Stock Option Grants And Exercises
      We have granted stock options to our executive officers under the 2003 Plan during the period from its adoption on June 10, 2003 through our last fiscal year for the purpose of attracting and retaining the services of executive officers, directors and other key employees. As of March 17, 2006, options to purchase a total of 916,000 shares were outstanding under the 2003 Plan and options to purchase 14,000 shares remained available for grant under the 2003 Plan. Our Board of Directors has resolved to issue no further grants under the 2003 Plan in connection with our recommendation of stockholder approval of Proposal II. If Proposal II is approved, the 2003 Plan will be terminated and no further stock options will be issued.

      Under the 2003 Plan, the Compensation Committee has awarded to employees, including those of the Adviser, incentive stock options within the meaning of Section 422 of the Internal Revenue Code, or ISOs, and nonstatutory stock options to employees, non-employee directors and certain consultants, including the Adviser and its affiliates. In addition, the 2003 Plan permits the granting of restricted stock.
      Options granted under the 2003 Plan may be exercised for a period of no more than ten years from the date of grant or, in the case of ISOs granted to any recipient who owns, or is treated as owning, under Section 424(d) of the Internal Revenue Code, more than 10% of the total combined voting power of our stock, no more than five years from the date of grant. No awards may be granted under the 2003 Plan to any person who, assuming exercise or settlement of all options and rights held by such person, would own or be deemed to own more than 9.8% of the outstanding shares of our capital stock without approval of the Board of Directors. Unless sooner terminated by the Board of Directors, the 2003 Plan will terminate on June 9, 2013, and no additional awards may be made under the 2003 Plan after that date.
      Options granted under the 2003 Plan will entitle the optionee, upon exercise, to purchase shares of common stock from us at a specified exercise price per share. ISOs must have a per share exercise price of no less than the fair market value of a share of common stock on the date of the grant or, if the optionee owns or is treated as owning, under Section 424(d) of the Internal Revenue Code, more than 10% of the total combined voting power of all classes of our stock, no less than 110% of the fair market value of a share of common stock on the date of the grant. Nonstatutory stock options granted under the 2003 Plan must have a per share exercise price of no less than 85% of the fair market value of a share of common stock on the date of the grant. Options will not be transferable other than by laws of descent, distribution and, in the case of nonstatutory stock options, assignment or grant to a trust, individual retirement account or pension plan that is for the benefit of the optionee.
      The Compensation Committee administers the 2003 Plan and has the authority, subject to the provisions of the 2003 Plan, to determine who will receive awards under the 2003 Plan and the terms of such awards. The Compensation Committee has the authority to adjust the number of shares available for options, the number of shares subject to outstanding options and the exercise price for options following the occurrence of events such as stock splits, cash or stock dividends, distributions and recapitalizations.
      If authorized by the Compensation Committee, the exercise price of an option may be paid in the form of shares of common stock that are already owned by a participant. In addition, the Compensation Committee may permit, when appropriate, a “cashless exercise” arrangement whereby an optionee may exercise a portion of his or her option by surrendering a portion of the shares subject to his or her option having a fair value equal to the aggregate exercise price of the portion of the option being exercised. If an optionee elects to make a cashless exercise of a portion of his or her option, he or she will receive upon such exercise shares having an aggregate fair market value equal to the product of (1) the excess of the fair market value of a share of common stock on the exercise date over the exercise price and (2) the number of shares covered by the portion of the option being exercised. The 2003 Plan provides that if a stock option is not exercised and the option expires for any reason, then the shares of common stock subject to the option will be available for reissuance under the 2003 Plan.
      Participants in the 2003 Plan are eligible to receive grants of restricted stock. These shares may be subject to a time-based vesting schedule or the attainment of performance goals established by the Compensation Committee. Restricted stock may be sold or may be issued for no cash consideration as determined by the Compensation Committee. Upon a participant’s termination of service with us, we may have the option to repurchase or reclaim the unvested shares of stock at the original purchase price paid by a participant for such shares, if any. The specific terms and conditions of the restricted stock purchases shall be governed by the 2003 Plan and individual agreements in a form approved by the Compensation Committee. Restricted stock acquired under the 2003 Plan is transferable if so determined by the Compensation Committee in its discretion. As of March 17, 2005, we have not issued any shares of restricted stock.
      Upon specified corporate transactions, as defined in the 2003 Plan, all outstanding stock options and restricted stock under the 2003 Plan may either be assumed or new awards may be substituted by the successor or surviving entity. If the surviving entity does not assume or substitute similar awards, the vesting of awards held by the participants whose continuous service has not terminated prior to the closing date of the corporate transaction will be accelerated in full and then terminated to the extent not exercised, if appropriate, prior to the closing date of the corporate transaction. With respect to any other awards which are not assumed or substituted and which are held by participants whose continuous service has terminated on or prior to the closing date of the corporate transaction, such awards will not be accelerated unless otherwise provided in a written agreement between us and the participant and approved by the Compensation Committee.
      Upon a corporate transaction that constitutes a change in control, as defined in the 2003 Plan, awards of stock options and restricted stock held by participants whose continuous service has not terminated prior to the date of the change in control will be entitled to additional acceleration of vesting, but only to the extent as provided in any written agreement between us and the participant and approved by the Compensation Committee.
      The following tables show for the fiscal year ended December 31, 2005, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:
OPTION GRANTS IN LAST FISCAL YEAR

					Potential Realizable
	Individual Grants				Value at Assumed
					Annual Rates of Stock
	Number of	% of Total Options			Price Appreciation for
	Securities	Granted to			Option Term(1)
	Underlying Options	Employees in Fiscal	Exercise Or Base	Expiration
Name	Granted (#)	Year	Price ($/Sh)	Date	5% ($)	10% ($)

Mr. Gladstone	0	0	n/a	n/a	n/a	n/a
Mr. Brubaker	0	0	n/a	n/a	n/a	n/a
Mr. Stelljes	0	0	n/a	n/a	n/a	n/a
Mr. Brill	0	0	n/a	n/a	n/a	n/a
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND YEAR-END OPTION VALUES

			Number of Securities	Value of
			Underlying	Unexercised
			Unexercised	In-the-Money
			Options/ SARs at	Options/ SARs at
			FY-End (#)	FY-End ($)
	Shares Acquired	Value	Exercisable/	Exercisable/
Name	on Exercise (#)	Realized ($)(1)	Unexercisable	Unexercisable(2)

Mr. Gladstone	0	n/a	200,000/0	$300,000/$0
Mr. Brubaker	0	n/a	100,000/30,000	$156,000/$6,000
Mr. Stelljes	0	n/a	100,000/30,000	$156,000/$6000
Mr. Brill	0	n/a	25,000/10,000	$39,500/$2,000

(1)	Value realized is calculated as the closing market price on the date of exercise, net of option exercise price, but before any tax liabilities or transaction costs.

(2)	The value of unexercised options is calculated as the closing market price on December 31, 2005, less the exercise price. “In-the-money” options are those with an exercise price that is less than the closing market price on December 31, 2005.

Equity Compensation Plan Information
      The following table provides certain information with respect to the 2003 Plan, which is our only equity compensation plan, as of December 31, 2005.

Number of securities
remaining available
for issuance under
	Number of securities to	Weighted-average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected
	warrants and rights	warrants and rights	in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	916,000	$15.39	14,000
Equity compensation plans not approved by security holders	n/a	n/a	n/a
Total	916,000	$15.39	14,000
Employment Agreements
      Because our executive officers are employees of the Adviser, we do not pay cash compensation to them directly in return for their services to us. However, our executive officers and other officers, employees and personnel of the Adviser who spend time on our matters continue to be eligible to receive awards under the 2003 Plan. Pursuant to the terms of the Existing Agreement, we reimburse the Adviser for our pro rata share of the Adviser’s employee payroll and benefits expenses on an employee-by-employee basis, based on the percentage of each employee’s time devoted to our matters. For additional information regarding this arrangement, see “Certain Relationships and Related Transactions — Advisory Agreement,” and “Certain Relationships and Related Transactions — Other Transactions with the Adviser and its Affiliates.”
      Messrs. Gladstone, Brubaker and Stelljes have entered into employment agreements with the Adviser as senior executive officers of the Adviser. Summarized below are certain material terms of Messrs. Gladstone, Brubaker and Stelljes’ current employment agreements.
      Each of the employment agreements of Messrs. Gladstone, Brubaker and Stelljes provides for a term through April 22, 2007, that will be extended for successive periods of one year unless the Adviser gives the senior executive officer three months’ prior written notice of its intention to terminate the agreement without cause. Messrs. Gladstone, Brubaker and Stelljes each have the right to terminate their respective employment agreement at any time by giving the Adviser three months’ prior written notice.
      The employment agreements of Messrs. Gladstone, Brubaker and Stelljes provide for a base salary of $200,000. The Adviser’s board of directors has the right to increase their base salaries and also, generally, to decrease them, but not below $200,000. Currently, the base salary of Mr. Gladstone is $200,000, and the base salaries of Messrs. Brubaker and Stelljes have been set at $235,000. The employment agreements provide that each of Messrs. Gladstone, Brubaker and Stelljes is entitled to receive a cash bonus of up to 100% of his base salary based upon a determination by the Adviser’s Board of Directors. Each of Messrs. Gladstone, Brubaker and Stelljes is also entitled to participate in the 2003 Plan. However, Mr. Gladstone has voluntarily agreed not to accept any additional options from us.
      If the Adviser should terminate the employment of Messrs. Gladstone, Brubaker or Stelljes each would be subject to certain non-compete covenants. These covenants would generally apply for one year. During periods when Messrs. Gladstone, Brubaker or Stelljes are entitled to receive severance payments from the Adviser, they may terminate these covenants prohibiting competition by forgoing such severance payments.
      The employment agreement of Mr. Stelljes provides for his nomination to serve as our executive vice president and chief investment officer.
      Each of the employment agreements also provides that the officer will maintain the confidentiality of our confidential information during and after the period of his employment.
      Pursuant to the terms of the Existing Agreement, our Board of Directors has the exclusive right to: (i) grant stock compensation to the senior executive officers; (ii) hire, fire and control the activities of the senior executive officers in connection with and to the extent of their services to us; (iii) determine the economic value of the services performed by our senior executive officers; and (iv) remit funds to cover the complete compensation of our senior executive officers.
ADDITIONAL INFORMATION
      The following table sets forth certain information regarding the ownership of our common stock as of February 28, 2006 by: (i) all of our executive officers and directors as a group; and (ii) all those known by the Company to be beneficial owners of more than five percent of its common stock. Except as otherwise noted, the address of the individuals below is c/ o Gladstone Commercial Corporation, 1521 Westbranch Drive, Suite 200, McLean, VA 22102.

	Beneficial Ownership(1)

	Number of	Percent of
Name and Address	Shares	Total

Compensated Persons and Directors:
David Gladstone(2)	359,698	4.57%
Terry Lee Brubaker(3)	154,363	1.98%
George Stelljes III(4)	123,051	1.58%
Harry Brill(5)	30,000	*
Anthony W. Parker(6)	18,662	*
David A.R. Dullum(7)	20,000	*
Michela A. English(8)	16,104	*
Paul Adelgren(9)	15,000	*
Maurice Coulon(10)	16,000	*
John H. Outland(11)	15,000	*
Gerard Mead	0	*
All executive officers and directors as a group (11 persons)(12)	767,878	9.34%
Other Stockholders:
Avenir Corporation(13)
1725 K Street, NW Suite 401
Washington, DC 20006.	889,146	11.59%
Prudential Financial, Inc.(14)
715 Broad Street
Newark, NJ 07102.	540,800	7.05%
Persons associated with CF Advisors, LLC(15)
666 5th Avenue 34th Floor
New York, NY 10103.	486,113	6.34%

*	Less than 1%

(1)	This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and sole investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 7,672,000 shares of common stock outstanding on February 28, 2006, adjusted as required by rules promulgated by the SEC.

(2)	Includes 200,000 shares underlying options that are exercisable within 60 days of February 28, 2006.

(3)	Includes 115,000 shares underlying options that are exercisable within 60 days of February 28, 2006, and 12,500 shares owned by Mr. Brubaker’s spouse with respect to which Mr. Brubaker disclaims beneficial ownership.

(4)	Includes 115,000 shares underlying options that are exercisable within 60 days of February 28, 2006.

(5)	Includes 30,000 shares underlying options that are exercisable within 60 days of February 28, 2006.

(6)	Includes 15,000 shares underlying options that are exercisable within 60 days of February 28, 2006.

(7)	Includes 15,000 shares underlying options that are exercisable within 60 days of February 28, 2006.

(8)	Includes 15,000 shares underlying options that are exercisable within 60 days of February 28, 2006.

(9)	Includes 15,000 shares underlying options that are exercisable within 60 days of February 28, 2006.

(10)	Includes 15,000 shares underlying options that are exercisable within 60 days of February 28, 2006.

(11)	Includes 15,000 shares underlying options that are exercisable within 60 days of February 28, 2006.

(12)	Includes an aggregate of 550,000 shares underlying options that are exercisable within 60 days of February 28, 2006.

(13)	This information has been obtained from a Schedule 13G filed by Avenir Corporation on February 13, 2006.

(14)	This information has been obtained from a Schedule 13G filed by Prudential Financial, Inc. on February 10, 2006, according to which it has sole voting and shared investment power over these shares that it holds for its own benefit or for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies or other affiliates. However, on a Schedule 13G filed by Jennison Associates, LLC, an indirect subsidiary of Prudential Financial, Inc., on February 14, 2006, Jennison Associates disclosed that it has sole voting and indirect investment power with respect to 175,300 of these shares, and shared voting and investment power with respect to the remaining 365,500 shares.

(15)	This information has been obtained from a Schedule 13G filed jointly by CF Advisors, LLC, A. Alex Porter, Paul Orlin, Geoffrey Hulme and Jonathan W. Friedland on February 10, 2006, according to which CF Advisors, LLC shares voting and investment power with Messrs. Porter, Orlin, Hulme and Friedland with respect to these shares.
Section 16(A) Beneficial Ownership Reporting Compliance
      Section 16(a) of the 1934 Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
      To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2005, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except that each of Messrs. Parker, Dullum, Coulon, Adelgren and Outland and Ms. English filed a late Form 4 in June 2005 to report a May 2005 option grant.

PERFORMANCE MEASUREMENT COMPARISON3
      The following graph shows the total stockholder return of an investment of $100 in cash on August 13, 2003, the first day of trading of our common stock for (i) our common stock, (ii) the Standards & Poor’s 500 Index (the “S&P 500”) and (iii) the NAREIT Composite Index (the “NAREIT Index”). All values assume reinvestment of the full amount of all dividends:
Comparison Cumulative Total Return on Investment

	August 13, 2003	December 31, 2003	December 31, 2004	December 31, 2005

Gladstone Commercial Corporation	$100.00	$108.18	$112.97	$118.14

S&P 500	$100.00	$116.30	$115.67	$164.24

NAREIT Index	$100.00	$113.00	$123.16	$126.85

[3]	This section is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference in any of our filings under the 1933 Act or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in any such filing.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Advisory Agreement
      Under our Existing Agreement, the Adviser is responsible for our day-to-day operations and administration, record keeping and regulatory compliance functions. Specifically, these responsibilities include identifying, evaluating, negotiating and consummating all investment transactions consistent with our investment objectives and criteria; providing us with all required records and regular reports to our Board of Directors concerning the Adviser’s efforts on our behalf; and maintaining compliance with all regulatory requirements applicable to us. In return for providing such services, we pay the Adviser through reimbursement of our portion of the Adviser’s payroll, benefits and general overhead expenses, on the following bases:

•	Reimbursement on a dollar-for-dollar basis for all expenses incurred by our Adviser for our direct benefit (including, but not limited to organizational and offering expenses, legal, accounting, tax and consulting fees);

•	Reimbursement on a dollar-for-dollar basis for all additional fees charged by third parties that are directly related to our business (including, but not limited to real estate brokerage fees, mortgage placement fees, lease-up fees and transaction structuring fees);

•	Reimbursement for our pro rata share of our Adviser’s employee payroll and benefits expenses, on an employee-by-employee basis, based on the percentage of each employee’s time devoted to our matters.

•	Reimbursement for our pro rata portion of all other overhead expenses of our Adviser, based on the percentage of total hours worked by our Adviser’s personnel that are spent on our matters. However, under the Existing Agreement we are only required to reimburse our Adviser for overhead if the amount of payroll and benefits expenses reimbursed to our Adviser, as described above, is less than 2.0% of our average invested assets. In such case, we will only be required to reimburse our Adviser for our share of its overhead expenses up to the point that overhead expenses and payroll and benefits expenses, on a combined basis, equal 2.0% of our average invested assets.
      We are asking our stockholders to approve the Proposed Agreement and the Administration Agreement, as further described in Proposal II. If Proposal II is approved, the Proposed Agreement and the Administration Agreement will go into effect on the later of: (i) January 1, 2007; or (ii) the first day of the first fiscal quarter beginning after the last of our outstanding stock options is either exercised or terminated. The Existing Agreement will terminate upon the effective date of the Proposed Agreement.
      David Gladstone, Terry Lee Brubaker, George Stelljes III and Harry Brill are all officers and directors of the Adviser and managers of the Administrator, and David Gladstone is the controlling stockholder of the Adviser, which is the sole member of the Administrator. Although we believe that the terms of the Existing Agreement, the Proposed Agreement, and the Administration Agreement are no less favorable to us than those that could be obtained from unaffiliated third parties in arms’ length transactions, the Adviser, the Administrator and its officers, directors and managers have a material interest in the terms of these agreements.
Other Transactions with the Adviser and its Affiliates
      From time to time we may enter into transactions with the Adviser or one or more of its affiliates. A majority of our independent directors and a majority of our directors not otherwise interested in a transaction with the Adviser must approve all such transactions with the Adviser or its affiliates.
      It is our current policy that we will not purchase any property from or co-invest with the Adviser, any of its affiliates or any business in which the Adviser or any of its affiliates have invested except that we may make leases to existing and prospective portfolio companies of entities advised by the Adviser as long as the portfolio company is not controlled by that entity, and that if we decide to change this policy on co-investments with the Adviser or its affiliates, we will seek approval of this decision from our stockholders.
Indemnification
      In our Articles of Incorporation and Bylaws, we have agreed to indemnify certain officers and directors by providing, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of ours, and otherwise to the fullest extent permitted under Maryland law and our Bylaws. Notwithstanding the foregoing, the indemnification provisions shall not protect any officer or director from liability to us or our stockholders as a result of any action that would constitute willful misfeasance, bad faith or gross negligence in the performance of such officer’s or director’s duties, or reckless disregard of his or her obligations and duties.

OTHER MATTERS
      The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Terry Brubaker
Secretary
March 24, 2006
      A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2005 will be mailed to stockholders with this proxy statement. Copies of the Annual Report on Form 10-K will also be made available without charge upon written request to our Investor Relations Manager, Kelly Sargent, at the following address: Gladstone Commercial Corporation, 1521 Westbranch Drive, Suite 200, McLean, Virginia 22102. You may also request a copy free of charge by calling our toll-free Investor Relations line at 1-866-366-5745.

APPENDIX A
AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT
BETWEEN
GLADSTONE COMMERCIAL CORPORATION
AND
GLADSTONE MANAGEMENT CORPORATION
      Agreement made this                     day of                     , 2007, by and between Gladstone Commercial Corporation, a Maryland corporation (the “Company”), and Gladstone Management Corporation, a Delaware corporation (the “Adviser”).
      Whereas, the Company is a real estate investment trust organized primarily for the purpose of investing in and owning net leased industrial and commercial rental property and selectively making long-term mortgage loans collateralized by industrial and commercial property;
      Whereas, the Adviser is an investment adviser that has registered under the Investment Advisers Act of 1940 (the “Advisers Act”); and
      Whereas, the Company desires to retain the Adviser to furnish investment advisory services to the Company on the terms and conditions hereinafter set forth, and the Adviser wishes to be retained to provide such services.
      Now, Therefore, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Duties of the Adviser.
      (a) The Company hereby employs the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the Board of Directors of the Company, for the period and upon the terms herein set forth, (i) in accordance with the investment objective, policies and restrictions that are set forth in the Company’s Registration Statement on Form S-11, filed June 11, 2003, as amended from time to time (as amended, the “Registration Statement”) and (ii) during the term of this Agreement in accordance with all applicable federal and state laws, rules and regulations, and the Company’s charter and by-laws. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments made by the Company; (iii) close and monitor the Company’s investments; (iv) determine the real property, securities and other assets that the Company will purchase, retain, or sell; (v) perform due diligence on prospective portfolio companies; and (vi) provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds. The Adviser shall have the discretion, power and authority on behalf of the Company to effectuate its investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to acquire debt financing, the Adviser will arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Company’s Board of Directors. If it is necessary for the Adviser to make investments on behalf of the Company through a special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle.
      (b) The Adviser hereby accepts such employment and agrees during the term hereof to render the services described herein for the compensation provided herein.
      (c) The Adviser is hereby authorized to enter into one or more sub-advisory agreements with other advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the

Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. Specifically, the Adviser may retain a Sub-Adviser to recommend specific investments based upon the Company’s investment objective and policies, and work, along with the Adviser, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Company, subject to the oversight of the Adviser and the Company. The Adviser, and not the Company, shall be responsible for any compensation payable to any Sub-Adviser. Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of applicable federal and state law.
      (d) The Adviser shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.
      (e) The Adviser shall keep and preserve for a reasonable period any books and records relevant to the provision of its investment advisory services to the Company and shall specifically maintain all books and records with respect to the Company’s portfolio transactions and shall render to the Company’s Board of Directors such periodic and special reports as the Board may reasonably request. The Adviser agrees that all records that it maintains for the Company are the property of the Company and will surrender promptly to the Company any such records upon the Company’s request, provided that the Adviser may retain a copy of such records.
      (f) The Adviser has adopted and implemented written policies and procedures reasonably designed to prevent violation of the Federal Securities laws by the Adviser. The Adviser has provided the Company, and shall provide the Company at such times in the future as the Company shall reasonably request, with a copy of such policies and procedures.

2.	Company’s Responsibilities and Expenses Payable by the Company.
      All investment professionals of the Adviser and their respective staffs, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Adviser and not by the Company. The Company will bear all other costs and expenses of its operations and transactions, including (without limitation) those relating to: organization and offering; expenses incurred by the Adviser payable to third parties, including agents, consultants or other advisors (such as independent valuation firms, accountants and legal counsel), in monitoring financial and legal affairs for the Company and in monitoring the Company’s investments and performing due diligence on its real estate or prospective portfolio companies; interest payable on debt, if any, incurred to finance the Company’s investments; offerings of the Company’s common or preferred stock and other securities; investment advisory and management fees; administration fees, if any, payable under the Administration Agreement between the Company and Gladstone Administration, LLC (the “Administrator”), the Company’s administrator; fees payable to third parties, including agents, consultants or other advisors, relating to, or associated with, evaluating and making investments; transfer agent and custodial fees; federal and state registration fees; all costs of registration and listing the Company’s shares on any securities exchange; federal, state and local taxes; independent Directors’ fees and expenses; costs of preparing and filing reports or other documents required by the Securities and Exchange Commission; costs of any reports, proxy statements or other notices to stockholders, including printing costs; the Company’s allocable portion of the fidelity bond, directors and officers and errors and omissions liability insurance, and any other insurance premiums; direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; and all other expenses incurred by the Company or the Administrator in connection with administering the Company’s business, including payments under the Administration Agreement between the Company and the Administrator based upon the Company’s allocable portion of the Administrator’s overhead in performing its obligations under the Administration Agreement, including rent and the allocable portion of the cost of the Company’s chief compliance officer, treasurer and chief financial officer and their respective staffs.

3.	Compensation of the Adviser.
      The Company agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (“Base Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth. The Company shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct.

(a)	Base Management Fee.
      The Base Management Fee shall be payable quarterly in arrears, and shall be calculated at an annual rate of 2.00% (.50% per quarter) of the quarter-end stated amount of the Company’s Total Stockholders’ Equity as reflected on the Company’s balance sheet at the end of each calendar quarter (less the recorded value of any preferred stock, and adjusted to exclude the effect of any unrealized gains, losses or other items that do not affect realized net income). The Base Management Fees payable for any partial quarter will be appropriately prorated.

(b)	Incentive Fee.
      The Incentive Fee will be calculated and payable quarterly in arrears based on the Company’s Funds From Operations (“FFO”). For this purpose, “Funds From Operations” means Net Income excluding gains (or losses) from debt restructuring and the sale of real property plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. “Pre-Incentive Fee Funds From Operations” means Funds From Operations accrued by the Company during the calendar quarter, which is after the Company’s operating expenses for the quarter. Operating expenses include the Base Management Fee (less any rebate of fees received from the Adviser), expenses payable under the Administration Agreement and any interest expense but excluding the Incentive Fee) and operating expenses. Pre-Incentive Fee Funds From Operations includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with payment in kind interest and zero coupon securities), accrued income and rents that the Company has not yet received in cash. Pre-Incentive Fee Funds From Operations also includes realized capital gains, realized capital losses less dividend paid on any issued and outstanding preferred stock but does not include any unrealized capital appreciation or depreciation. For purposes of calculating the Incentive Fee, Funds From Operations may be adjusted by a unanimous vote of the independent directors to exclude special one-time events such as changes in GAAP pronouncements or other significant non-cash items. Pre-Incentive Fee Funds From Operations, expressed as a rate of return on the Company’s Total Stockholders’ Equity (less the recorded value of any preferred stock, and adjusted to exclude the effect of any unrealized gains, losses or other items that do not affect realized net income) as reflected on the Company’s financial statements at the end of the immediately preceding calendar quarter, will be compared to a “hurdle rate” of 1.75% per quarter (7% annualized). The Company will pay the Adviser an Incentive Fee with respect to the Company’s Pre-Incentive Fee Funds From Operations in each calendar quarter as follows: (1) no Incentive Fee in any calendar quarter in which the Company’s Pre-Incentive Fee Funds From Operations does not exceed the hurdle rate; (2) 100% of the Company’s Pre-Incentive Fee Funds From Operations with respect to that portion of such Pre-Incentive Fee Funds From Operations, if any, that exceeds the hurdle rate but is less than 2.1875% in any calendar quarter (8.75% annualized); and (3) 20% of the amount of the Company’s Pre-Incentive Fee Funds From Operations, if any, that exceeds 2.1875% in any calendar quarter (8.75% annualized). Incentive Fees payable for any partial quarter will be appropriately prorated.
      (c.) The Base Management Fee and Total Stockholders’ Equity will be computed using Generally Accepted Accounting Principles in the United States (“GAAP”) and Funds From Operations (“FFO”) will use the definition established by the National Association of Real Estate Investment Trusts (“NAREIT”)

4.	Limitations on the Employment of the Adviser.
      The services of the Adviser to the Company are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company, so long as its services to the Company hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law). So long as this Agreement or any extension, renewal or amendment remains in effect, the Adviser shall be the only investment adviser for the Company, subject to the Adviser’s right to enter into sub-advisory agreements. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Company are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Company as stockholders or otherwise.

5.	Responsibility of Dual Directors, Officers or Employees.
      If any person who is a manager, partner, officer or employee of the Adviser or the Administrator is or becomes a director, officer or employee of the Company and acts as such in any business of the Company, then such manager, partner, officer or employee of the Adviser or the Administrator shall be deemed to be acting in such capacity solely for the Company, and not as a manager, partner, officer or employee of the Adviser or the Administrator or under the control or direction of the Adviser or the Administrator, even if paid by the Adviser or the Administrator.

6.	Limitation of Liability of the Adviser: Indemnification.
      The Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation the Administrator) shall not be liable to the Company for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company, and the Company shall indemnify, defend and protect the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation its general partner and the Administrator, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company. Notwithstanding the preceding sentence of this Paragraph 6 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement.

7.	Effectiveness, Duration and Termination of Agreement.
      This Agreement shall become effective as of the first date above written. This Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (a) the vote of the Company’s Board of Directors, or by the vote of a majority of the outstanding voting securities of the Company, and (b) the vote of a majority of the Company’s directors, including a majority of the “independent directors,” as such term is defined under the rules of the Nasdaq National Market or such other securities market on which the securities of the Company are traded. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by the vote of a majority of the outstanding voting securities of the Company, or by the vote of a majority of the Company’s directors or by the Adviser. The provisions of Paragraph 6 of this Agreement shall remain in full force and effect, and the Adviser and its representatives shall remain entitled to the benefits thereof, notwithstanding any termination or expiration of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Section 3 through the date of termination or expiration.

8.	Assignment.
      This agreement is not assignable or transferable by either party hereto without the prior written consent of the other party.

9.	Amendments.
      This Agreement may be amended by mutual consent.

10.	Notices.
      Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

11.	Entire Agreement; Governing Law.
      This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of Delaware.
      In Witness Whereof, the parties hereto have caused this Agreement to be duly executed on the date above written.

Gladstone Commercial Corporation

By:

Terry L. Brubaker
Chief Operating Officer

Gladstone Management Corporation

By:

David Gladstone
Chief Executive Officer

APPENDIX B
ADMINISTRATION AGREEMENT
BETWEEN
GLADSTONE COMMERCIAL CORPORATION
AND
GLADSTONE ADMINISTRATION, LLC
      This Administration Agreement (this “Agreement”) is made as of                     , 2007 by and between Gladstone Commercial Corporation, a Delaware corporation (hereinafter referred to as the “Company”), and Gladstone Administration, LLC, a Delaware limited liability company (hereinafter referred to as the “Administrator”) a wholly owned subsidiary of Gladstone Management Corporation.
PREAMBLE
      The Company is a real estate investment trust organized primarily for the purpose of investing in and owning net leased industrial and commercial rental property and selectively making long-term mortgage loans collateralized by industrial and commercial property.
      The Administrator is an investment adviser that has registered under the Investment Advisers Act of 1940 (the “Advisers Act”).
      The Company desires to retain the Administrator to provide administrative services to the Company in the manner and on the terms hereinafter set forth. The Company’s investment adviser is the Administrator’s sole member. The Administrator is willing to provide administrative services to the Company on the terms and conditions hereafter set forth.
AGREEMENT
      Now, Therefore, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Administrator hereby agree as set forth below:

1.	Duties of the Administrator.
      (a) Engagement of Administrator. The Company hereby engages the Administrator to act as administrator of the Company, and to furnish, or arrange for others to furnish, the administrative services, personnel and facilities described below, subject to review by and the overall control of the Board of Directors of the Company, for the period and on the terms and conditions set forth in this Agreement. The Administrator hereby accepts such employment and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations herein set forth subject to the reimbursement of costs and expenses provided for below. The Administrator and such others shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Company in any way or otherwise be deemed agents of the Company.
      (b) Services. The Administrator shall perform (or oversee, or arrange for, the performance of) the administrative services necessary for the operation of the Company. Without limiting the generality of the foregoing, the Administrator shall provide the Company with office facilities, equipment, clerical, bookkeeping, compliance, treasury and record keeping services at such facilities and such other services as the Administrator, subject to review by the Board of Directors of the Company, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Administrator shall also, on behalf of the Company, conduct relations with custodians, depositories, transfer agents, dividend disbursing agents, other stockholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable. The Administrator shall make reports to the Company’s Board of Directors of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Company as it shall determine to be desirable; provided that nothing herein shall be construed to require the Administrator to, and the Administrator shall not, provide any advice or recommendation relating to the securities and other assets that the Company should purchase, retain or sell or any other investment advisory services to the Company. The Administrator shall be responsible for the financial and other records that the Company is required to maintain and shall prepare reports to stockholders, and reports and other materials filed with the Securities and Exchange Commission (the “SEC”). In addition, the Administrator will assist the Company in determining and publishing the Company’s Total Stockholders’ Equity, overseeing the preparation and filing of the Company’s tax returns, and the printing and dissemination of reports to stockholders of the Company, and generally overseeing the payment of the Company’s expenses and the performance of administrative and professional services rendered to the Company by others.
      (c) The Administrator is hereby authorized to enter into one or more sub-administration agreements with other service providers (each a “Sub-Administrator”) pursuant to which the Administrator may obtain the services of the service providers in fulfilling its responsibilities hereunder. Any such sub-administration agreements shall be in accordance with the requirements of applicable federal and state law and shall contain a provision requiring the Sub-Administrator to comply with Sections 2 and 3 below as if it were the Administrator.

2.	Records.
      The Administrator agrees to maintain and keep all books, accounts and other records of the Company that relate to activities performed by the administrator hereunder. The Administrator agrees that all records which it maintains for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. Records shall be surrendered in usable machine-readable form. The Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement.

3.	Policies and Procedures.
      The Administrator has adopted and implemented written policies and procedures reasonably designed to prevent violation of the Federal Securities laws by the Administrator. The Administrator shall provide the Company, at such times as the Company shall reasonably request, with a copy of such policies and procedures and a report of such policies and procedures.

4.	Confidentiality.
      The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto, including nonpublic personal information pursuant to Regulation S-P of the Securities & Exchange Commission (“SEC”), shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

5.	Compensation: Allocation of Costs and Expenses.
      In full consideration of the provision of the services of the Administrator, the Company shall reimburse the Administrator for the costs and expenses incurred by the Administrator in performing its obligations and providing personnel and facilities hereunder.

      The Company will bear all costs and expenses that are incurred in its operation and transactions that are not specifically assumed by the Company’s investment adviser (the “Adviser”), pursuant to that certain Amended and Restated Investment Advisory Agreement, dated as of                     , 2007 by and between the Company and the Adviser. Costs and expenses to be borne by the Company include, but are not limited to, those relating to: organization and offering; expenses incurred by the Adviser payable to third parties, including agents, consultants or other advisors (such as independent valuation firms, accountants and legal counsel), in monitoring financial and legal affairs for the Company and in monitoring the Company’s investments and performing due diligence on its prospective portfolio companies; interest and fees payable on debt, if any, incurred to finance the Company’s investments; offerings of the Company’s common stock, preferred stock and other securities; investment advisory and management fees; administration fees, if any, payable under this Agreement; fees payable to third parties, including agents, consultants or other advisors, relating to, or associated with, evaluating and making investments; transfer agent and custodial fees; federal and state registration fees; all costs of registration and listing the Company’s shares on any securities exchange; federal, state and local taxes; independent directors’ fees and expenses; costs of preparing and filing reports or other documents required by the SEC; costs of any reports, proxy statements or other notices to stockholders, including printing costs; the Company’s allocable portion of the fidelity bond, directors and officers and errors and omissions liability insurance, and any other insurance premiums; direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; and all other expenses incurred by the Company or the Administrator in connection with administering the Company’s business, including payments under this Agreement based upon the Company’s allocable portion of the Administrator’s overhead in performing its obligations under this Agreement, including rent, and the allocable portion of the salaries and benefits expenses of the Company’s chief compliance officer, treasurer, chief financial officer and controller and their respective staffs.

6.	Limitation of Liability of the Administrator: Indemnification.
      The Administrator (and its officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with the Administrator, including without limitation its sole member, the Adviser) shall not be liable to the Company for any action taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement or otherwise as administrator for the Company, and the Company shall indemnify, defend and protect the Administrator (and its officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with the Administrator, including without limitation the Adviser, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Administrator’s duties or obligations under this Agreement or otherwise as administrator for the Company. Notwithstanding the preceding sentence of this Paragraph 6 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of the Administrator’s duties or by reason of the reckless disregard of the Administrator’s duties and obligations under this Agreement.

7.	Activities of the Administrator.
      The services of the Administrator to the Company are not to be deemed to be exclusive, and the Administrator and each affiliate is free to render services to others. It is understood that directors, officers, employees and stockholders of the Company are or may become interested in the Administrator and its affiliates, as directors, officers, members, managers, employees, partners, stockholders or otherwise, and that the Administrator and directors, officers, members, managers, employees, partners and stockholders of the

Administrator and its affiliates are or may become similarly interested in the Company as stockholders or otherwise.

8.	Duration and Termination of this Agreement.
      This Agreement shall become effective as of the date hereof, and shall remain in force with respect to the Company for two years thereafter, and thereafter continue from year to year, but only so long as such continuance is specifically approved at least annually by (i) the Board of Directors of the Company and (ii) a majority of those Directors who are not parties to this Agreement and are “independent directors,” as such term is defined under the rules of the Nasdaq National Market or such other securities market on which the securities of the Company are traded. This Agreement may be terminated at any time, without the payment of any penalty, by vote of the Directors of the Company, or by the Administrator, upon 60 days’ written notice to the other party. This Agreement may not be assigned by a party without the consent of the other party.

9.	Amendments of this Agreement.
      This Agreement may be amended pursuant to a written instrument by mutual consent of the parties.

10.	Governing Law.
      This Agreement shall be construed in accordance with laws of the State of Delaware.

11.	Entire Agreement.
      This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

12.	Notices.
      Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.
      In Witness Whereof, the parties hereto have executed and delivered this Agreement as of the date first above written.

Gladstone Commercial Corporation		Gladstone Administration, LLC

By:	Terry L. Brubaker President and Chief Operating Officer	By:	David Gladstone Manager

GLADSTONE COMMERCIAL CORPORATION
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 24, 2006
     The undersigned hereby appoints Harry Brill and George Stelljes III, and each of them acting individually, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Gladstone Commercial Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Gladstone Commercial Corporation to be held at the Hilton McLean at 7920 Jones Branch Drive, McLean, VA 22102, on Wednesday, May 24, 2006 at 11:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.
     Unless a contrary direction is indicated, this proxy will be voted in favor of each of the nominees listed in Proposal I; “For” Proposal II to approve an amended and restated investment advisory agreement with Gladstone Management Corporation and an administration agreement with Gladstone Administration, LLC; and “For” Proposal III to ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2006, each as more specifically described in the proxy statement. If specific instructions are indicated, this proxy will be voted in accordance therewith.
(Continued and to be signed on reverse side)
GLADSTONE COMMERCIAL
CORPORATION
P.O. BOX 11046
NEW YORK, NY 10203-0046
To change your address, please mark this box ☐
DETACH PROXY CARD HERE

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.	☒ Vote must be indicated (x) in Black or Blue Ink
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE FOR DIRECTOR LISTED BELOW.

Proposal I:	To elect three directors to hold office until the 2009 Annual Meeting of Stockholders and one director to hold office until the 2008 Annual Meeting of Stockholders.

FOR all nominees listed	☐	WITHHOLD AUTHORITY to vote for all nominees listed	☐	*FOR all except	☐

Nominee (2009): David A.R. Dullum	Nominee (2009): Terry Lee Brubaker	Nominee (2009): Maurice W. Coulon	Nominee (2008): Gerard Mead

To withhold authority to vote in favor of any nominee, mark “FOR all except” and write the name of the nominee below:

*Exceptions

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL II.

Proposal II:	To approve an amended and restated investment advisory agreement with Gladstone Management Corporation and an administration agreement with Gladstone Administration, LLC.	FOR	AGAINST	ABSTAIN
		☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL III.

Proposal III:	To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.	FOR	AGAINST	ABSTAIN
		☐	☐	☐
In their discretion, the proxies are authorized to vote on any other business as may properly come before the meeting or any adjournment or postponement thereof.

S C A N L I N E

Please sign exactly as your name or names appear hereon. If the stock is registered in the names of two or more persons, each should sign. Executor, administrator, trustee, guardian and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.
Date	Share Owner sign here	Co-Owner sign here